Exhibit 7.29

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

GIOVANNA PARENT LIMITED,

GIOVANNA ACQUISITION LIMITED

and

FOCUS MEDIA HOLDING LIMITED

Dated as of December 19, 2012

1

ii

SECTION 8.06	Waiver	53

ARTICLE IX
GENERAL PROVISIONS

SECTION 9.01	Non-Survival of Representations, Warranties and Agreements	53
SECTION 9.02	Notices	54
SECTION 9.03	Certain Definitions	55
SECTION 9.04	Severability	66
SECTION 9.05	Entire Agreement; Assignment	66
SECTION 9.06	Parties in Interest	66
SECTION 9.07	Specific Performance	67
SECTION 9.08	Governing Law	67
SECTION 9.09	Waiver of Jury Trial	68
SECTION 9.10	Headings	68
SECTION 9.11	Counterparts	68

ANNEX A	Form Plan of Merger

ANNEX B	Form Account Control Agreement

ANNEX C	Form Account Charge

ANNEX D	Form SBLC Intercreditor Agreement

Company Disclosure Schedule

Parent Disclosure Schedule

iii

AGREEMENT AND PLAN OF MERGER, dated as of December 19, 2012 (this “Agreement”), among Giovanna Parent Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), Giovanna Acquisition Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), and Focus Media Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”).

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Companies Law (2012 Revision) of the Cayman Islands (the “CICL”), Parent and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger and becoming a wholly owned subsidiary of Parent as a result of the Merger;

WHEREAS, the board of directors of the Company (the “Company Board”), acting upon the unanimous recommendation of the Independent Committee of the Company Board (the “Independent Committee”), has (i) determined that it is in the best interests of the Company and its shareholders (other than holders of Rollover Securities), and declared it advisable, to enter into this Agreement and the Plan of Merger (as defined below), (ii) approved the execution, delivery and performance of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby, including the Merger (collectively, the “Transactions”), and (iii) resolved to recommend the approval of this Agreement, the Plan of Merger and the Transactions by the shareholders of the Company at the Shareholders’ Meeting (as defined below);

WHEREAS, the board of directors of each of Parent and Merger Sub has (i) approved the execution, delivery and performance by Parent and Merger Sub, respectively, of this Agreement, the Plan of Merger and the consummation of the Transactions, and (ii) declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement and the Plan of Merger;

WHEREAS, certain of the Chairman Parties (as defined below) and Sponsors (as defined below) entered into a Consortium Agreement, dated as of August 12, 2012, providing that, among other things, the Chairman Parties will vote their Shares (as defined below) in favor of the approval of this Agreement, the Plan of Merger and the Transactions;

WHEREAS, as an inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Rollover Securityholders (as defined below) have each executed and delivered to Parent (a) a Rollover Agreement, pursuant to which, subject to the terms and conditions set forth therein, the Rollover Securityholders will each subscribe for or otherwise receive newly issued shares or restricted share units, as applicable, in Giovanna Group Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands that wholly owns Parent (“Holdco”), at or immediately prior to the Effective Time, and agree to the cancellation of the number of Shares or Company RSUs, as applicable, held by each of them as set forth in the respective Rollover Agreement in the Merger (such Shares and Company RSUs, collectively, the “Rollover Securities”), and (b) a voting agreement, dated as of the date hereof (the “Voting Agreement”), providing that, among other things, the Rollover Securityholders will vote their Shares in favor of the approval of this Agreement, the Plan of Merger and the Transactions;

WHEREAS, as an inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, affiliates of the Sponsors set forth on Schedule A of the Parent Disclosure Schedule (each, a “Sponsor Guarantor”, and collectively, the “Sponsor Guarantors”) have executed and delivered to the Company limited guarantees, dated the date hereof, in favor of the Company pursuant to which each such Sponsor Guarantor is guaranteeing certain obligations of Parent and Merger Sub under this Agreement (each, a “Limited Guarantee”, and collectively, the “Limited Guarantees”); and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01 The Merger. Upon the terms of this Agreement and subject to the conditions set forth in Article VII, and in accordance with the CICL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) under the Laws of the Cayman Islands as a wholly-owned subsidiary of Parent.

SECTION 1.02 Closing; Closing Date. Unless this Agreement shall have been terminated pursuant to Section 8.01, and unless otherwise mutually agreed in writing between the Company, Parent and Merger Sub, the closing for the Merger (the “Closing”) shall take place at 9:00 p.m. (Hong Kong time) at the offices of Fried, Frank, Harris, Shriver & Jacobson, 9/F Gloucester Tower, The Landmark, 15 Queen’s Road Central, Hong Kong on a date to be specified by the Company and Parent (the “Closing Date”), which shall be no later than the fifteenth (15th) Business Day immediately following the day on which the last to be satisfied or, if permissible, waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or, if permissible, waived in accordance with this Agreement.

SECTION 1.03 Effective Time. On the Closing Date, Merger Sub and the Company shall execute a plan of merger (the “Plan of Merger”) substantially in the form set out in Annex A and the parties shall file the Plan of Merger and other documents required under the CICL to effect the Merger with the Registrar of Companies of the Cayman Islands as provided by Section 233 of the CICL. The Merger shall become effective on the date specified in the Plan of Merger (the “Effective Time”).

SECTION 1.04 Memorandum and Articles of Association of Surviving Corporation. Subject to Section 6.05(a), at the Effective Time, the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time, shall be the memorandum and articles of association of the Surviving Corporation until thereafter amended as provided by the CICL and such memorandum and articles of association; provided, however, that, at the Effective Time, all references in the memorandum and articles of association to the name of the Surviving Corporation shall be amended to refer to Focus Media Holding Limited.

SECTION 1.05 Directors and Officers. The parties hereto shall take all actions necessary so that (a) the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and (b) the officers (other than the directors) of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case, unless otherwise determined by Parent prior to the Effective Time, and until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Corporation.

ARTICLE II

EFFECT ON ISSUED SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 2.01 Effect of Merger on Issued Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any securities of the Company:

(a) (i) each ordinary share, par value US$0.00005 per share, of the Company (a “Share” or, collectively, the “Shares”), including Shares represented by American Depositary Shares, each representing five (5) Shares (the “ADSs”), issued and outstanding immediately prior to the Effective Time, other than the Rollover Securities, the Dissenting Shares (as defined below), any Shares owned by the Company or any Subsidiary of the Company (if any), and any Shares reserved (but not yet allocated) by the Company for settlement upon exercise of any Company Share Awards (collectively, the “Excluded Shares”), shall be cancelled in consideration for the right to receive US$5.50 in cash per Share without interest (the “Per Share Merger Consideration”) payable in the manner provided in Section 2.04, and for the avoidance of doubt, because each ADS represents five (5) Shares, each ADS issued and outstanding immediately prior to the Effective Time (other than ADSs that represent Excluded Shares) shall represent the right to surrender the ADS in exchange for US$27.50 in cash per ADS without interest (the “Per ADS Merger Consideration”), pursuant to the terms and conditions set forth in the Deposit Agreement; and (ii) all of the Shares, including Shares represented by ADSs (other than the Excluded Shares), shall be cancelled and cease to exist, and the register of members of the Company will be amended accordingly;

(b) each Excluded Share (including ADSs that represent Excluded Shares but excluding the Dissenting Shares which shall be cancelled in accordance with Section 2.03), issued and outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of its holder, shall be cancelled and cease to exist, without payment of any consideration or distribution therefor, and the register of members of the Company shall be amended accordingly; and

(c) each ordinary share, par value US$0.00005 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable ordinary share, par value US$0.00005 per share, of the Surviving Corporation. Such ordinary shares shall be the only issued and outstanding share capital of the Surviving Corporation, and the Surviving Corporation shall make entries in its register of members to reflect the holder of ordinary shares of Merger Sub immediately prior to the Effective Time as the holder of ordinary shares of the Surviving Corporation after the Effective Time.

SECTION 2.02 Share Incentive Plans and Outstanding Company Share Awards.

(a) As soon as practicable following the date hereof, the Company, the Company Board or the compensation committee of the Company Board, as applicable, shall take the actions as set forth on Section 2.02(a) of the Company Disclosure Schedule, to (i) terminate the Company’s Share Incentive Plans, and any relevant award agreements applicable to the Share Incentive Plans, as of the Effective Time, (ii) cancel each Company Share Award that is outstanding and unexercised, whether or not vested or exercisable, as of the Effective Time, and (iii) otherwise effectuate the provisions of this Section 2.02. From and after the Effective Time, neither Parent nor the Surviving Corporation shall be required to issue Shares, other share capital of the Company or the Surviving Corporation or any other consideration (other than as required by this Section 2.02 or the Management Rollover Agreements) to any person pursuant to or in settlement of any Company Share Award. Promptly following the date hereof, the Company shall deliver written notice to each holder of a Company Share Award informing such holder of the effect of the Merger on its Company Share Awards.

(b) Each former holder of a Vested Company Option that is cancelled at the Effective Time shall, in exchange therefor, be paid by the Surviving Corporation or one of its Subsidiaries, as soon as practicable after the Effective Time (without interest), a cash amount equal to the product of (i) the excess, if any, of the Per Share Merger Consideration (in the case of a Share Option) or the Per ADS Merger Consideration (in the case of an ADS Option), over the Exercise Price of such Vested Company Option and (ii) the number of Shares or ADSs, as applicable, underlying such Vested Company Option; provided that if the Exercise Price of any such Vested Company Option is equal to or greater than the Per Share Merger Consideration (in the case of a Share Option) or the Per ADS Merger Consideration (in the case of an ADS Option), as applicable, such Vested Company Option shall be cancelled without any payment therefor.

(c) Except as set forth in the Management Rollover Agreements, each former holder of an Unvested Company Option and/or Company RSU that is cancelled at the Effective Time shall, in exchange therefor, receive as soon as practicable after the Effective Time, a restricted cash award (“RCA”) in an amount in cash that is the equivalent of, (i) in the case of an Unvested Company Option, the product of (A) the excess, if any, of the Per Share Merger Consideration (in the case of a Share Option) or the Per ADS Merger Consideration (in the case of an ADS Option), over the Exercise Price of such Unvested Company Option and (B) the number of Shares or ADSs, as applicable, underlying such Unvested Company Option, and (ii) in the case of a Company RSU, the product of (A) the Per Share Merger Consideration or the Per ADS Merger Consideration, as applicable, and (B) the number of Shares or ADSs, as applicable, underlying such Company RSU; provided that if the Exercise Price of any such Unvested Company Option is equal to or greater than the Per Share Merger Consideration (in the case of a Share Option) or the Per ADS Merger Consideration (in the case of an ADS Option), such Unvested Company Option shall be cancelled without any payment therefor. Except as set forth in Section 2.02(c) of the Company Disclosure Schedule, any RCA issued by Parent or the Surviving Corporation in respect of any Unvested Company Option or Company RSU shall be subject to the same vesting conditions and schedules applicable to such Unvested Company Option or Company RSU without giving effect to the Transactions, and on the date, and to the extent, that any Unvested Company Option or Company RSU would have become vested without giving effect to the Transactions, such corresponding portion of the RCA shall be delivered to the holder of such RCA, net of any applicable withholding taxes, as soon as practicable thereafter (without interest).

(d) As of the Effective Time, all Company Share Awards shall automatically cease to exist, and each holder of a Company Share Award shall cease to have any rights with respect thereto, except the right to receive the cash payment, the RCAs and/or any other consideration as provided in this Section 2.02 and the Management Rollover Agreements, as the case may be.

SECTION 2.03 Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the CICL, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders who shall have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger (“dissenter rights”) in accordance with Section 238 of the CICL (collectively, the “Dissenting Shares”; holders of Dissenting Shares being referred to as “Dissenting Shareholders”) shall at the Effective Time be cancelled and cease to exist, and each such Dissenting Shareholder shall be entitled to receive only the payment of the fair value of such Dissenting Shares held by them in accordance with the provisions of such Section 238, except that all Shares held by Dissenting Shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their dissenter rights in respect of such Shares under Section 238 of the CICL shall thereupon (i) not be deemed to be Dissenting Shares and (ii) be and be deemed to have been cancelled and cease to exist, as of the Effective Time, in consideration for the right of the holder thereof to receive the Per Share Merger Consideration, without any interest thereon, in the manner provided in Section 2.04.

(b) The Company shall give Parent (i) prompt notice of any objection or dissent to the Merger or demands for appraisal received by the Company, attempted withdrawals of such dissenter rights or demands, and any other instruments served pursuant to the CICL and received by the Company relating to its shareholders’ dissenter rights, and (ii) the opportunity to direct all negotiations and proceedings with respect to any exercise of dissenter rights or any demands for appraisal under the CICL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any exercise of dissenter rights or any demands for appraisal or offer to settle or settle any such dissenter rights or any demands or approve any withdrawal of any such dissenter rights or demands.

(c) In the event that any written notices of objection to the Merger are served by any shareholders of the Company pursuant to section 238(2) of the CICL, the Company shall serve written notice of the authorization of the Merger on such shareholders pursuant to section 238(4) of the CICL within two (2) days of the approval of the Merger by shareholders of the Company at the Shareholders’ Meeting.

SECTION 2.04 Exchange of Share Certificates, etc. (a) Paying Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company that is reasonably satisfactory to the Company (such consent not to be unreasonably withheld, conditioned or delayed) to act as paying agent (the “Paying Agent”) for all payments required to be made pursuant to Sections 2.01(a) and 2.02(b) (collectively, the “Merger Consideration”) and, in connection therewith, shall enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company. Prior to the Effective Time, Parent shall deposit, or cause Merger Sub to deposit, with the Paying Agent, for the benefit of the holders of Shares (other than Excluded Shares) and ADSs and Company Share Awards, cash in an amount sufficient to pay the Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedures. As promptly as practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail (or in the case of the Depositary, deliver) or otherwise disseminate to each person who was, at the Effective Time, a registered holder of Shares entitled to receive the Per Share Merger Consideration pursuant to Section 2.01(a): (i) a letter of transmittal (which shall be in customary form for a company incorporated in the Cayman Islands reasonably acceptable to Parent and the Company, and shall specify the manner in which the delivery of the Exchange Fund to registered holders of Shares (other than Excluded Shares) shall be effected and contain such other provisions as Parent and the Company may mutually agree); and (ii) instructions for use in effecting the surrender of any issued share certificates representing Shares (the “Share Certificates”) (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 2.04(c)) and/or such other documents as may be required in exchange for the Per Share Merger Consideration. Upon surrender of, if applicable, a Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.04(c)) and/or such other documents as may be required pursuant to such instructions to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, each registered holder of Shares represented by such Share Certificate and each registered holder of Shares which are not represented by a Share Certificate (the “Uncertificated Shares”) shall be entitled to receive in exchange therefor a cheque, in the amount equal to (x) the number of Shares represented by such Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.04(c)) or the number of Uncertificated Shares multiplied by (y) the Per Share Merger Consideration, and the Share Certificate so surrendered shall forthwith be marked as cancelled. Prior to the Effective Time, Parent and the Company shall establish procedures with the Paying Agent and the Depositary to ensure that (A) the Paying Agent will transmit to the Depositary as promptly as reasonably practicable following the Effective Time an amount in cash in immediately available funds equal to the product of (x) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Excluded Shares) and (y) the Per ADS Merger Consideration, and (B) the Depositary will distribute the Per ADS Merger Consideration to holders of ADSs pro rata to their holdings of ADSs (other than ADSs representing the Excluded Shares) upon surrender by them of the ADSs. The Surviving Corporation will pay any applicable fees, charges and expenses of the Depositary and government charges (other than withholding taxes, if any) due to or incurred by the Depositary in connection with distribution of the Per ADS Merger Consideration to holders of ADSs (other than the ADS cancellation fee, which shall be payable in accordance with the Deposit Agreement). No interest shall be paid or will accrue on any amount payable in respect of the Shares or ADSs pursuant to the provisions of this Article II. In the event of a transfer of ownership of Shares that is not registered in the register of members of the Company, the Per Share Merger Consideration in respect of such Shares may be paid to such transferee upon delivery of evidence to the satisfaction of Parent (or any agent designated by Parent) of such transferee’s entitlement to the relevant Shares and evidence that any applicable share transfer taxes have been paid or are not applicable.

(c) Lost Certificates. If any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Share Certificate, the Paying Agent will pay in respect of the Shares represented by such lost, stolen or destroyed Share Certificate an amount equal to the Per Share Merger Consideration multiplied by the number of Shares represented by such Share Certificate to which the holder thereof is entitled pursuant to Section 2.01(a).

(d) Untraceable Shareholders. Remittances for the Per Share Merger Consideration shall not be sent to holders of Shares who are untraceable unless and until, except as provided below, they notify the Paying Agent of their current contact details prior to the Effective Time. A holder of Shares will be deemed to be untraceable if (i) such person has no registered address in the register of members (or branch register) maintained by the Company or, (ii) on the last two consecutive occasions on which a dividend has been paid by the Company a cheque payable to such person either (x) has been sent to such person and has been returned undelivered or has not been cashed or, (y) has not been sent to such person because on an earlier occasion a cheque for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company or, (iii) notice of the Shareholders’ Meeting convened to vote on the Merger has been sent to such person and has been returned undelivered. Dissenting Shareholders and holders of Shares who are untraceable who subsequently wish to receive any monies otherwise payable in respect of the Merger within applicable time limits or limitation periods will be advised to contact the Surviving Corporation.

(e) Adjustments to Merger Consideration. The Per Share Merger Consideration and the Per ADS Merger Consideration shall be adjusted to reflect appropriately the effect of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into Shares), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares, change or readjustment in the ratio of Shares represented by each ADS or other like change with respect to Shares occurring, or with a record date, on or after the date hereof and prior to the Effective Time.

(f) Investment of Exchange Fund. The Exchange Fund, pending its disbursement to the holders of Shares and ADSs, shall be invested by the Paying Agent as directed by Parent or, after the Effective Time, the Surviving Corporation in (a) short-term direct obligations of the United States of America, (b) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, or (c) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks acceptable to Parent. Earnings from investments shall be the sole and exclusive property of Parent and the Surviving Corporation.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund (including any income or proceeds thereof or of any investment thereof) that remains undistributed to the holders of Shares or ADSs for six (6) months after the Effective Time shall automatically and promptly be delivered to the Surviving Corporation, and any holders of Shares (other than Excluded Shares) and ADSs that were issued and outstanding immediately prior to the Effective Time who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for the cash to which they are entitled pursuant to Section 2.01(a) and 2.02. Any portion of the Exchange Fund remaining unclaimed by holders of Shares and ADSs as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.

(h) No Liability. None of the Paying Agent, Parent or the Surviving Corporation shall be liable to any holder of Shares in respect of any such Shares (including Shares represented by ADSs) or Company Share Awards (or dividends or distributions with respect thereto) for which payment was delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(i) Withholding Rights. Each of Parent, the Surviving Corporation, the Paying Agent and the Depositary (and any other person that has a payment obligation pursuant to this Agreement), without double counting, shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares, ADSs or Company Share Awards such amounts as it reasonably determines in good faith it is required to deduct and withhold with respect to the making of such payment under any provisions of applicable Law to the extent set forth in Section 2.04(i) of the Company Disclosure Schedule, which schedule shall set forth the Taxes which such applicable party may deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement unless the holder of Shares, ADSs or Company Shares Awards provides such certifications, forms or other documentation, the form and substance of which shall also be set forth in Schedule 2.04(i) of the Company Disclosure Schedule, reasonably satisfactory to Parent, the Surviving Corporation, the Paying Agent and the Depositary, as applicable, that such withholding is not required under applicable Law. The Company may, in good faith, update Schedule 2.04(i) of the Company Disclosure Schedule to reflect additional Taxes and/or certifications, forms or other documentation up to five (5) calendar days prior to the Closing Date. To the extent that any amounts are deducted, withheld and remitted to the applicable Governmental Authority by Parent, the Surviving Corporation, the Paying Agent or the Depositary, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares, ADSs or Company Share Awards in respect of which such deduction and withholding was made by Parent, the Surviving Corporation, the Paying Agent or the Depositary, as the case may be. Notwithstanding the foregoing, by accepting the Merger Consideration, each holder of Shares, ADSs or Company Share Awards agrees to properly report and pay all Taxes related to any Merger Consideration payable by such holder under this Agreement.

SECTION 2.05 No Transfers. From and after the Effective Time, (a) no transfers of Shares shall be effected in the register of members of the Company, and (b) the holders of Shares (including Shares represented by ADSs) outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Share Certificates presented to the Paying Agent, Parent or Surviving Corporation for transfer or any other reason shall be canceled and (except for the Excluded Shares) exchanged for the cash consideration to which the holders thereof are entitled pursuant to Section 2.01(a).

SECTION 2.06 Termination of Deposit Agreement. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall provide notice to Citibank, N.A. (the “Depositary”) to terminate the amended and restated deposit agreement, dated as of April 9, 2007 between the Company, the Depositary and all holders from time to time of American Depositary Receipts issued thereunder (the “Deposit Agreement”) in accordance with its terms.

SECTION 2.07 Agreement of Fair Value. Parent, Merger Sub and the Company respectively agree that the Per Share Merger Consideration represents the fair value of the Shares for the purposes of Section 238(8) of the CICL.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the Company Disclosure Schedule that specifically relates to a specified section or subsection of this Article III or any other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such section or subsection, or (b) as set forth in the Company SEC Reports (as defined below) filed on or prior to the date hereof (other than in any “risk factor” disclosure or any other forward-looking statements or other disclosures included in such Company SEC Reports to the extent that such statements or disclosures are generally cautionary, predictive or forward-looking in nature, in each case other than any specific factual information contained therein) so long as with respect to all Company SEC Reports filed on the date hereof, the Company shall have provided Parent with a reasonable opportunity to review such Company SEC Reports prior to filing, the Company hereby represents and warrants to Parent and Merger Sub that:

SECTION 3.01 Organization and Qualification. (a) Each of the Company and each Subsidiary of the Company, including any Subsidiary (i) controlled by the Company through equity ownership or contractual relationship, including Control Agreements (as defined below) or (ii) formed or acquired after the date of this Agreement is a legal entity duly organized, validly existing and, where such concept is recognized, in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or similar power and authority to own, lease, operate and use its properties and assets and to carry on its business as it is now being conducted, except to the extent the failure of the Company or any of its Subsidiaries to be so organized, existing or in good standing has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and each Subsidiary is duly qualified or licensed to do business, and is in good standing, where such concept is recognized, in each jurisdiction where the character of the properties and assets owned, leased, operated or used by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed or in good standing that have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Section 3.01(b) of the Company Disclosure Schedule sets forth a true and complete list of (i) each Offshore Subsidiary, (ii) each Onshore Subsidiary that is an Active Subsidiary of the Company, and (iii) each joint venture involving the Company other than any joint venture the book value of which interest held by the Company does not exceed US$2,000,000 (each such joint venture, a “Significant Joint Venture”), together with (v) the jurisdiction of organization of each such Subsidiary and Significant Joint Venture, (w) the percentage of the outstanding issued share capital or registered capital, as the case may be, of each such Subsidiary and Significant Joint Venture as of the date hereof, (x) a list of shareholders of each such Subsidiary and Significant Joint Venture as of the date hereof, (y) to the knowledge of the Company, an indication for any of such Offshore Subsidiaries or Significant Joint Ventures that are not a company with limited liability, and (z) an indication for any of such Offshore Subsidiaries that is an Offshore Dormant Subsidiary. Other than the Active Subsidiaries, there are no other corporations, associations, or other persons that are legal entities that are material to the business of the Company and its Subsidiaries, taken as a whole, through which the Company or any Subsidiary conducts business and in which the Company or any Subsidiary owns, of record or beneficially, any direct or indirect equity or other interest or right (contingent or otherwise) to acquire the same, and other than the Significant Joint Ventures, neither the Company nor any Subsidiary is a participant in (nor is any part of their businesses conducted through) any joint venture, partnership or similar arrangement that is material to the business of the Company and its Subsidiaries, taken as a whole.

SECTION 3.02 Memorandum and Articles of Association. The Company has heretofore furnished to Parent a complete and correct copy of the memorandum and articles of association or equivalent organizational documents, each as amended or modified as of the date hereof, of the Company and each Active Subsidiary. Such memorandum and articles of association or equivalent organizational documents are in full force and effect as of the date hereof. Neither the Company nor any Active Subsidiary is in violation of any of the provisions of its memorandum and articles of association or equivalent organizational documents in any material respect.

SECTION 3.03 Capitalization. (a) The authorized share capital of the Company consists of 19,800,000,000 Shares of a par value of US$0.00005 per share. As of the date of this Agreement, (i) 655,368,171 Shares are issued and outstanding, all of which have been duly authorized and are validly issued, fully paid and non-assessable, (ii) no Shares are held in the treasury of the Company, and (iii) 221,545 Shares have been issued to the Depositary and are being held in the Company’s name pending allocation upon exercise of any Company Share Awards granted pursuant to the Share Incentive Plans (and for the avoidance of doubt are not included in the number of issued and outstanding Shares set forth in clause (i)). The Company does not have outstanding, as of the date hereof, any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(b) Section 3.03(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Share Award outstanding as of the date hereof: (i) the name of the Company Share Award recipient; (ii) the particular Share Incentive Plan pursuant to which such Company Share Award was granted; (iii) the number of Shares subject to such Company Share Award; (iv) the exercise or purchase price of such Company Share Award; (v) the date on which such Company Share Award was granted; (vi) the vesting schedule; and (vii) the date on which such Company Share Award expires. Each grant of Company Share Awards was properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Laws. There are no commitments or agreements of any character to which the Company or any Subsidiary is bound obligating the Company or any Subsidiary to accelerate or otherwise alter the vesting of any Company Share Award as a result of the Merger.

(c) All Shares subject to issuance under the Company Share Awards, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. The Company has made available to Parent accurate and complete copies of (x) the Share Incentive Plans pursuant to which the Company has granted the Company Share Awards that are currently outstanding and (y) the form of all award agreements evidencing such Company Share Awards.

(d) There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Shares or any share capital or registered capital, as the case may be, of any Subsidiary or to provide funds to, or make any investment in, in each case whether in the form of a loan or capital contribution, any Subsidiary or any other person.

(e) The outstanding share capital or registered capital, as the case may be, of each Active Subsidiary is duly authorized, validly issued, fully paid and non-assessable, and the portion of the outstanding share capital or registered capital, as the case may be, of each Active Subsidiary is owned by the Company or a Subsidiary free and clear of all Liens and other encumbrances of any nature whatsoever other than Permitted Liens. Subject to limitations imposed by applicable Law and other than as restricted by Permitted Liens, the Company or one of its Subsidiaries has the unrestricted right to vote, and to receive dividends and distributions on, all equity securities of its Active Subsidiaries.

(f) Except the Company Share Awards set forth on Section 3.03(b) of the Company Disclosure Schedule and preemptive rights as may be applicable to shares of the Onshore Subsidiaries pursuant to applicable PRC Law, there are no options, warrants, or preemptive, conversion, redemption, share appreciation, repurchase or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of the Company or any Subsidiary, or obligating the Company or any Subsidiary to issue or sell any shares or securities of, or other equity interests in, the Company or any Subsidiary.

SECTION 3.04 Authority Relative to This Agreement; Fairness. (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by the Company Board, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the Plan of Merger and the consummation by it of the Transactions, in each case, subject only to the approval of this Agreement, the Plan of Merger and the Merger by the affirmative vote of holders of Shares representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at the Shareholders’ Meeting (the “Requisite Company Vote”) in accordance with Section 233(6) of the CICL and the memorandum and articles of association of the Company. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

(b) The Company Board, acting upon the unanimous recommendation of the Independent Committee, has as of the date of this Agreement (i) determined that this Agreement and the Transactions, on the terms and subject to the conditions set forth herein, are in the best interests of the Company and its shareholders (other than holders of Rollover Securities), (ii) approved and declared advisable this Agreement and the Transactions, and (iii) resolved to recommend approval of this Agreement, the Plan of Merger and the Transactions to the holders of Shares (the “Company Recommendation”). The Company Board, acting upon the unanimous recommendation of the Independent Committee, has, as of the date of this Agreement, directed that this Agreement, the Plan of Merger and the Transactions be submitted to the holders of Shares for approval.

(c) The Independent Committee has received the written opinion of J.P. Morgan Securities (Asia Pacific) Limited (the “Financial Advisor”), dated the date of this Agreement, to the effect that, subject to the limitations, qualifications and assumptions set forth therein and as of the date hereof, the Per Share Merger Consideration to be paid to the holders of Shares and the Per ADS Merger Consideration to be paid to the holders of ADSs (in each case, other than holders of Excluded Shares, including Excluded Shares represented by ADSs) in the Merger is fair, from a financial point of view, to such holders, a copy of which opinion will be delivered to Parent for its information promptly after the date of this Agreement. It is agreed and understood that such opinion may not be relied on by Parent or any of its affiliates.

SECTION 3.05 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Transactions will not, (i) conflict with or violate the memorandum and articles of association of the Company or any equivalent organizational documents of any Active Subsidiary, (ii) assuming (solely with respect to performance of this Agreement and consummation of the Transactions) that the matters referred to in Section 3.05(b) are complied with and the Requisite Company Vote is obtained, conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance (other than Permitted Liens) on any property or asset of the Company or any Subsidiary pursuant to, any Contract or obligation to which the Company or any Subsidiary is a party or by which any of their respective properties or assets are bound, except, with respect to clauses (ii) and (iii), for any such breaches, defaults or other occurrences which, individually or in the aggregate, would not (x) prevent or materially delay the consummation of the Transactions, or (y) reasonably be expected to, have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder (including the joining of the Company in the filing of a Schedule 13E-3, the furnishing of a Form 6-K with the Proxy Statement, and the filing or furnishing of one or more amendments to the Schedule 13E-3 and such Form 6-K to respond to comments of the Securities and Exchange Commission (the “SEC”), if any, on such documents), (ii) for compliance with the rules and regulations of the Nasdaq Global Market (“Nasdaq”), (iii) for the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands pursuant to the CICL, (iv) for the consents, approvals, authorizations or permits of, or filings with or notifications to, the Governmental Authorities set forth in Section 3.05(b) of the Company Disclosure Schedule (collectively, the “Requisite Regulatory Approvals”), and (v) where the failure to obtain or make, as applicable, any such consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.06 Permits; Compliance with Laws.

(a) Each of the Company and the Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or such Subsidiaries to own, lease, operate and use its properties and assets or to carry on its business as it is now being conducted other than those the lack thereof would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (the “Material Company Permits”) and, as of the date hereof, no suspension or cancellation of any of the Material Company Permits is pending or, to the knowledge of the Company, threatened, except for any suspensions or cancellations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All approvals of, and filings and registrations and other requisite formalities with, Governmental Authorities in the People’s Republic of China (“PRC”) required to be made by the Company or its Subsidiaries in respect of the Company and the Subsidiaries and their capital structure and operations, including but not limited to registrations with the State Administration for Industry and Commerce (“SAIC”), the State Administration of Foreign Exchange (“SAFE”) and the State Administration of Taxation (“SAT”), and their respective local counterparts, have been duly completed in accordance with applicable PRC Laws, except for any non-compliance as would not be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Neither the Company nor any Subsidiary is in default, breach or violation of (i) any Law applicable to the Company or any Subsidiary or (ii) any Material Company Permit, in each case except for any such default, breach or violation that individually, or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, neither the Company nor any Active Subsidiary has received any written notice or communication from any applicable Governmental Authority of any material non-compliance with any applicable Laws or Material Company Permits that has not been cured.

(c) The Company and its Subsidiaries, the directors and officers of the Company and each Subsidiary (including the Chairman), and to the knowledge of the Company, the employees of the Company and each Subsidiary and agents acting on behalf of the Company and its Subsidiaries, have not offered, paid, promised to pay or authorized the payment of any money or anything else of value, whether directly or through another person, to:

(i) any Governmental Official in order to corruptly (A) influence any act or decision of any Governmental Official, (B) induce such Governmental Official to use his or its influence with a Governmental Authority or Government Instrumentality, or (C) otherwise secure any improper advantage;

(ii) any political party or official thereof or any candidate for political office in order to corruptly (A) influence any act or decision of such party, official or candidate in its or his official capacity, (B) induce such party, official or candidate to use his or its influence with a Governmental Authority or Government Instrumentality, or (C) otherwise secure any improper advantage; or

(iii) any other person in any manner that would constitute commercial bribery or an illegal kickback, or would otherwise violate Applicable Anti-bribery Law.

(d) The Company and its Subsidiaries have not conducted or initiated an internal investigation, made a voluntary or other disclosure to a Governmental Authority, or received any notice, citation, report or allegation, including any oral complaint, allegation, assertion or claim on a hotline or whistleblower or similar telephone line or service, related to alleged violations of Applicable Anti-bribery Law. No Governmental Official, no political party official, and no candidate for office serves as an officer or director of the Company or any of its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, representative, agent or affiliate of the Company or any of its Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

SECTION 3.07 SEC Filings; Financial Statements. (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since January 1, 2010 (the “Applicable Date”) (the forms, reports and other documents filed since the Applicable Date and on or prior to the date hereof, including any amendments thereto, collectively, the “Company SEC Reports”). The Company SEC Reports (i) were prepared in all material respects in accordance with either the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, in each case, as in effect as on the date of the filing of such Company SEC Report and (ii) did not, at the time they were filed, or, if amended, as of the date (and taking into account the content of such amendment) of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in or incorporated by reference into the Company SEC Reports was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations, changes in shareholders’ equity and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments which are not material in the aggregate and the exclusion of certain notes in accordance with the published rules promulgated by the SEC relating to unaudited financial statements), in each case in accordance with GAAP.

(c) Neither the Company nor any Subsidiary of the Company has any liabilities of any nature (whether accrued, absolute, determined, determinable, fixed or contingent) which would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP, except liabilities (i) reflected or reserved against in the consolidated balance sheet for the period ended December 31, 2011 (including the notes thereto) included in the Company SEC Reports, (ii) incurred pursuant to this Agreement or in connection with the Transactions, (iii) incurred since December 31, 2011 in the ordinary course of business, (iv) incurred pursuant to the SBLC Documents, or (v) that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) The Company has implemented disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act) that are reasonably designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, required to be included in reports filed under the Exchange Act is made known to the Company’s chief executive officer and chief financial officer or other persons performing similar functions by others within those entities.

(e) The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Neither the Company nor, to the knowledge of the Company, the Company’s independent registered public accounting firm, has identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls and procedures which could reasonably adversely affect the Company’s ability to record, process, summarize or report financial data, in each case which has not been subsequently remediated. To the knowledge of the Company, there is no reason to believe that the matters certified by its principal executive officer and principal financial officer pursuant to Rule 13a-14(a) of the Exchange Act are not true and correct in all material respects.

(f) The Company is in compliance with the applicable listing and corporate governance rules and regulations of the Nasdaq, except for any non-compliance as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 3.08 Absence of Certain Changes or Events. Since September 30, 2012 to the date hereof, except as expressly contemplated by this Agreement, (a) the Company and its Subsidiaries have conducted their businesses in all material respects in the ordinary course; (b) there has not been any Company Material Adverse Effect; (c) the Company has not taken or permitted any of its Subsidiaries to take any of the following actions: (i) declare, set aside or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the Shares other than dividends or other distributions from any Subsidiary to the Company or to another Subsidiary; or (ii) adopt, pass any resolution to approve or make any petition or similar proceeding or order in relation to, a plan of complete or partial liquidation, dissolution, scheme of arrangement, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Active Subsidiaries (other than the Merger or any merger or consolidation among wholly-owned Subsidiaries of the Company); (d) there has not been any change in any method of accounting or accounting practice by the Company or any of its Subsidiaries material to the Company and its Subsidiaries, taken as a whole; (e) there has not been any material increase in the compensation or benefits payable or to become payable to its officers or key employees (except for in the ordinary course of business, including as part of the annual compensation review or increases for commissions); (f) the Company’s Indebtedness on a consolidated basis has not been in excess of US$200,000,000 and except for the SBLC Loans, the Offshore Group Members have not incurred any Indebtedness in excess of US$1,000,000; and (g) no receiver, trustee, administrator or other similar person has been appointed in relation to the affairs of the Company or its property or any part thereof material to the Company and its Subsidiaries, taken as a whole.

SECTION 3.09 Absence of Litigation.

(a) As of the date hereof, there is no litigation, suit, claim, action, demand letter, or any judicial, criminal, administrative or regulatory proceeding, hearing, investigation, or formal or informal regulatory document production request proceeding (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any share, security, equity interest, property or asset of the Company or any Subsidiary, before any Governmental Authority, other than any such Actions that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) There is no credible evidence that any Senior Officer has engaged in bad faith conduct with respect to the Company or its shareholders that would reasonably be expected to cause such Senior Officer to be unsuitable to serve as a director or an officer of a public company listed on any one internationally recognized stock exchange under applicable rules and regulations thereof.

(c) As of the date hereof, neither the Company nor any Subsidiary nor any material property or asset of the Company or any Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, any continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 3.10 Labor and Employment Matters. (a) Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary as of the date hereof. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, as of the date hereof, (i) there are no unfair labor practice complaints pending, or to the knowledge of the Company, threatened, against the Company or any Subsidiary before any Governmental Authority, and (ii) there is no pending dispute with the directors of the Company or any of its Subsidiaries or with any of the employees or former employees of the Company or any of its Subsidiaries. There is no strike, slowdown, work stoppage or lockout, or similar activity or, to the knowledge of the Company, threat thereof, by or with respect to any employee of the Company or any of its Subsidiaries.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and the Subsidiaries are in compliance with all applicable Laws relating to employment and employment practices, including those related to wages, work hours, shifts, overtime, Social Security Benefits, holidays and leave, collective bargaining terms and conditions of employment.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no claims or legal proceedings pending, or, to the knowledge of the Company, threatened against any Company Employee Plan or against the assets of any Company Employee Plan.

(d) Except as otherwise specifically provided in this Agreement regarding the Company Share Awards, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with another event, such as a termination of employment) will (i) result in any payment becoming due to any current or former director or current or former employee of the Company or any of its Subsidiaries under any of the Company Employee Plans; (ii) increase any benefits otherwise payable under any of the Company Employee Plans; or (iii) result in any acceleration of the time of payment or vesting of any such benefits. The Company is not obligated, pursuant to any of the Company Employee Plans, to grant any options or other rights to purchase or acquire Shares to any employees, consultants or directors of the Company after the date hereof.

SECTION 3.11 Real Property; Title to Assets. (a) Section 3.11(a) of the Company Disclosure Schedule sets forth all of the real property owned by the Company and its Subsidiaries (the “Owned Real Property”). The Company or its applicable Subsidiary has good and marketable title, or validly granted long term land use rights and building ownership rights, as applicable, to such Owned Real Property, free and clear of any Lien, other than Permitted Liens, and there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion of the Owned Real Property or interest therein.

(b) All current leases and subleases of real property entered into by the Company or a Subsidiary that are material to the business of the Company and its Subsidiaries taken as a whole (the “Leased Real Property”) are in full force and effect, are valid and effective in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of generally applicability relating to or affecting creditors’ rights and to general principles of equity, and there is not, under any of such leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Subsidiary or, to the knowledge of the Company, by the other party to such lease or sublease, except in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and the Subsidiaries has good and valid leasehold or subleasehold interests in each parcel of Leased Real Property, free and clear of any Liens other than Permitted Liens, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 3.12 Intellectual Property. (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries either own or have the right to use all Intellectual Property necessary to the conduct of its business as currently conducted (the “Company Intellectual Property”); (ii) all of the registrations and applications included in the Company Intellectual Property owned by, and the Company Intellectual Property exclusively licensed to the Company and its Subsidiaries, are subsisting; and (iii) all of the Company Intellectual Property are free and clear of any Liens other than Permitted Liens and non-exclusive licenses entered into in the ordinary course of business.

(b) To the knowledge of the Company, neither the Company nor any of its Subsidiaries infringes upon, dilutes, misappropriates or otherwise violates the Intellectual Property rights of any third party. The Company has not received any written notice asserting that the conduct of business of the Company and its Subsidiaries as currently conducted infringes upon or misappropriates the Intellectual Property rights of any third party, that if adversely determined against the Company or its Subsidiaries, would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, no third party is infringing upon, diluting, misappropriating or otherwise violating any Company Intellectual Property owned or exclusively licensed to the Company or its Subsidiaries. There are no pending or, to the knowledge of the Company, threatened, Actions by any person challenging the validity or enforceability of, or the use or ownership by the Company or any of its Subsidiaries of, any of the Company Intellectual Property that if adversely determined against the Company or its Subsidiaries, would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the execution of this Agreement nor the consummation of any Transaction will materially adversely affect any of the Company’s or any of its Subsidiaries’ rights with respect to the Company Intellectual Property.

SECTION 3.13 Taxes. (a) Except as would not, individually or in the aggregate, be expected to have a Company Material Adverse Effect, the Company and each Active Subsidiary has timely filed all Tax Returns required to be filed by them and have paid and discharged all Taxes required to be paid or discharged (whether or not shown to be due on any Tax Return), other than such payments as are being contested in good faith by appropriate proceedings, and all such Tax Returns are true, accurate and complete in all material respects. As of the date hereof, no Governmental Authority is asserting or, to the knowledge of the Company, threatening to assert against the Company or any Active Subsidiary any deficiency or claim for any material Taxes. The Company and the Subsidiaries have each properly and timely withheld, collected and deposited all Taxes that are in the Company’s reasonable judgment required to be withheld, collected and deposited under applicable Law. Neither the Company nor any Active Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any material Tax. There are no unresolved claims by any Governmental Authority in a jurisdiction where the Company or any Active Subsidiary does not file Tax Returns that the Company or any Active Subsidiary is or may be subject to Taxes in such jurisdiction. Neither the Company nor any Active Subsidiary that is an Offshore Subsidiary takes the position for tax purposes that it is a “resident enterprise” of the PRC or tax resident in any jurisdiction other than its jurisdiction of formation. To the knowledge of the Company, neither the Company nor any Active Subsidiary was, for the taxable year ended December 31, 2011, treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(b) The Active Subsidiaries located in the PRC have, in accordance with applicable PRC Law, duly registered with the relevant PRC Governmental Authority, obtained and maintained the validity of all national and local Tax registration certificates and complied with all requirements in all material respects imposed by such Governmental Authorities. Any submissions made on behalf of the Company or any Active Subsidiary to any Governmental Authority in connection with obtaining Tax exemptions, Tax holidays, Tax deferrals, Tax incentives or other preferential Tax treatments or Tax rebates were accurate and complete in all material respects. As of the date hereof, no suspension, revocation or cancellation of any Tax exemptions, preferential treatments or rebates is pending or, to the knowledge of the Company, threatened.

(c) This Section 3.13 constitutes the only representations and warranties of the Company and its Subsidiaries with respect to Taxes.

SECTION 3.14 Indebtedness and Security. (a) Except as set forth in Section 3.14(b), neither the Company nor any of its Subsidiaries has any secured creditors holding fixed or floating security interests.

(b) Indebtedness for Borrowed Money incurred by the Company pursuant to the SBLC Agreement is not secured or supported directly or indirectly by any guarantee or Lien (other than (i) the New SBLCs, and (ii) the SBLC Cash Pledge made by the SBLC Onshore Subsidiary supporting the New SBLCs pursuant to the SBLC Agreement) and none of China Bohai Bank Guangzhou Branch, The Export-Import Bank of China Guangdong Branch or any other person that may have confirmed or endorsed any New SBLC is entitled pursuant to the terms of the SBLC Documents to have the benefit of any guarantee or Lien other than the SBLC Cash Pledge. The aggregate principal amount of Indebtedness for Borrowed Money incurred pursuant to the SBLC Documents does not exceed US$200,000,000, the aggregate amount of the New SBLCs does not exceed RMB1,600,000,000, and the amount of cash pledged pursuant to the SBLC Cash Pledge does not exceed RMB1,600,000,000.

SECTION 3.15 Material Contracts. (a) None of the Company or any of its Subsidiaries is a party to, nor any of the Company’s or its Subsidiaries’ properties or assets are bound by any of the types of Contracts listed in Subsections (i) through (x) of this Section 3.15(a), excluding in each case Contracts that have been substantially performed (such types of Contracts being the “Material Contracts”):

(i)	each Contract that would be required to be filed by the Company pursuant to Item 4 of the Instructions to Exhibits to the Company’s most recently filed annual report on Form 20-F under which there are material rights or obligations outstanding;

(ii)	each Contract relating to any credit, loan or facility arrangement, guarantee or other security arrangement, or Indebtedness for borrowed money (whether or not incurred, assumed, guaranteed or secured by any asset of the Company or any Subsidiary) in a principal amount in excess of US$500,000 for each such Contract individually, other than any Indebtedness between or among any of the Company and the Subsidiaries wholly-owned or controlled by the Company;

(iii)	each Contract for an acquisition, joint venture or partnership or disposal of a business or any other asset outside the ordinary course of business for which a binding agreement has been entered into but has not been closed or consummated, or in the case of any joint venture, the investment by the Company or any Subsidiary has not been made as of the date hereof (any such transaction, a “Pending Strategic Transaction”), in each case, excluding any such Pending Strategic Transaction whose value is less than US$500,000;

(iv)	each joint venture contract, strategic cooperation or partnership arrangement, or other agreements involving a sharing of profits, losses, costs or liabilities by the Company or any Subsidiary with any Third Party entered into on or after January 1, 2011 that is material to the business of the Company and its Subsidiaries, taken as a whole;

(v)	each of the Contracts described under the caption “Information on the Company–Organizational Structure” in the Company’s most recently filed annual report on Form 20-F, which (A) provide the Company with effective control over any of its Subsidiaries in respect of which it does not, directly or indirectly, own a majority of the equity interests (each, an “Operating Subsidiary”), (B) provide the Company or any Subsidiary the right or option to purchase the equity interests in any Operating Subsidiary, or (C) transfer economic benefits from any Operating Subsidiary to any other Subsidiary (the contracts and agreements described in (A), (B) and (C), together, the “Control Agreements”);

(vi)	each Contract relating to the purchase or sale of any Shares or other securities of the Company or any securities of any Subsidiary of the Company that has a fair market value or purchase price of more than US$1,000,000 under which there are material rights or obligations outstanding;

(vii)	each Contract that limits, or purports to limit, the ability of the Company or any of its Subsidiaries to compete in any principal line of business in any geographic area or during any period of time in a manner that is material to the Company and its Subsidiaries, taken as a whole;

(viii)	each Contract between the Company or any of its Subsidiaries, on the one hand, and any directors or executive officers of the Company or any of its Subsidiaries or their immediate family members or shareholders of the Company or any Subsidiary holding more than 5% of the voting securities of the Company or any Subsidiary, on the other hand, under which there are material rights or obligations outstanding;

(ix)	each Contract providing for any earn-out payment payable by the Company or any of its Subsidiaries to any Third Party after the date hereof; and

(x)	each Contract providing for any change of control or similar payments to any Third Party in excess of US$1,000,000.

(b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) each Material Contract is a legal, valid and binding agreement of the Company or its Subsidiary, as applicable, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity; (ii) to the knowledge of the Company, no other party is in breach or violation of, or default under, any Material Contract; (iii) the Company and the Subsidiaries have not received any written claim of default under any such Material Contract; and (iv) to the knowledge of the Company, no fact or event exists that would give rise to any claim of default under any Material Contract.

(c) As of the date hereof, the aggregate of (i) the higher (in each case) of the book value and consideration (net of applicable costs and Taxes) receivable or payable in respect of any and all Pending Strategic Transactions that are acquisitions and/or dispositions, and (ii) the investment amounts of all Pending Strategic Transactions that are joint venture investments committed by the Company or any of its Subsidiaries does not exceed US$5,000,000.

(d) (i) Each of the SBLC Documents (other than the SBLC Intercreditor Agreement) has been entered into and is a legal, valid and binding agreement of the Company or its Subsidiaries, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity; (ii) all of the proceeds of the loans granted under the SBLC Documents (the “SBLC Loans”) have been applied towards the repayment of the two loans made by DBS Bank Ltd., Hong Kong Branch to the Company (the “Pre-Existing SBLC Loans”); (iii) all of the proceeds of the Pre-Existing SBLC Loans were applied towards the repurchase by the Company of Shares; (iv) each of the Pre-Existing SBLC Loans and the two standby letters of credit supporting the Pre-Existing SBLC Loans issued by China Bohai Bank Guangzhou Branch on November 22, 2011 and December 8, 2011, respectively, in favor of DBS Bank Ltd., Hong Kong Branch (the “Pre-Existing SBLCs”) were discharged and cancelled in full, and the pledge of a certain deposit with China Bohai Bank Guangzhou Branch by the SBLC Onshore Subsidiary securing the counter-indemnity obligations of the SBLC Onshore Subsidiary in respect of the Pre-Existing SBLCs was released in full, upon the incurrence of the SBLC Loans; and (v) the Company has not received any notice (which has not been withdrawn) from the Lender (as defined in the SBLC Agreement) under clause 13.2 (Declarations) of the SBLC Agreement served on it in accordance with the terms of the SBLC Agreement and, to the knowledge of the Company, no Event of Default or Potential Event of Default (each as defined in the SBLC Agreement) has occurred.

SECTION 3.16 Customers and Suppliers. Section 3.16 of the Company Disclosure Schedule lists the (a) five (5) largest customers of the Company and its Subsidiaries (determined on the basis of aggregate revenues recognized by the Company and its Subsidiaries over the fiscal year ended December 31, 2011) (each, a “Major Customer”), and (b) five (5) largest suppliers of the Company and its Subsidiaries (determined on the basis of aggregate purchases made by the Company and its Subsidiaries over the fiscal year ended December 31, 2011) (each, a “Major Supplier”). Neither the Company nor any of its Subsidiaries has received, as of the date hereof, any written notice or communication from any Major Customer or Major Supplier that it intends to terminate, or not renew, its relationship with the Company or such Subsidiary.

SECTION 3.17 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, as of the date of this Agreement, (i) all insurance policies and all self insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and its Subsidiaries are in full force and effect, (ii) the Company has no reason to believe that it or any of its Subsidiaries will not be able to (A) renew its existing insurance policies as and when such policies expire or (B) obtain comparable coverage from comparable insurers as may be necessary to continue its business without a significant increase in cost; (iii) neither the Company nor any of its Subsidiaries has received any written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of its respective insurance policies; and (D) neither the Company nor any of its Subsidiaries has been denied any insurance coverage which it has sought or for which it has applied.

SECTION 3.18 Anti-Takeover Provisions. The Company is not party to a shareholder rights agreement, “poison pill” or similar agreement or plan. The Company Board has taken all necessary action so that any takeover, anti-takeover, moratorium, “fair price”, “control share” or other similar Laws enacted under any Laws applicable to the Company (each, a “Takeover Statute”) does not, and will not, apply to this Agreement or the Transactions other than the CICL.

SECTION 3.19 Brokers. Except for the Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

SECTION 3.20 No Additional Representations. Except for the representations and warranties expressly contained in this Agreement, Parent and Merger Sub acknowledge that neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company, any of its Subsidiaries or their respective business, operations, condition (financial or otherwise) or any other matter or with respect to any other information provided to Parent, Merger Sub or any of their respective affiliates or Representatives, and that any such other representations and warranties are expressly disclaimed.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the Parent Disclosure Schedule that specifically relates to a specified section or subsection of this Article IV or any other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such section or subsection, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

SECTION 4.01 Corporate Organization. Each of Parent and Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Parent or Merger Sub or otherwise be materially adverse to the ability of Parent or Merger Sub to perform their material obligations under this Agreement.

SECTION 4.02 Capitalization of Parent and Merger Sub; No Prior Activities.

(a) The authorized share capital of Parent consists solely of 5,000,000 ordinary shares, par value US$0.001 per share, one (1) share of which is validly issued and outstanding. At the Effective Time, Giovanna Group Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands, will be the beneficial owner of 100% of the issued and outstanding ordinary shares of Parent.

(b) The authorized share capital of Merger Sub consists of 100,000,000 ordinary shares, par value US$0.00005 per share, one (1) share of which is validly issued and outstanding. Parent owns 100% of the issued and outstanding share capital of Merger Sub.

(c) Parent and Merger Sub were formed solely for the purpose of engaging in the Transactions. Except for obligations or liabilities incurred in connection with its formation and related to the Transactions (including in connection with arrangement of the Debt Financing), each of Parent and Acquisition Sub has not incurred and will not, prior to the Effective Time, incur, directly or indirectly, through any Subsidiary or affiliate, any obligations or liabilities, or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

SECTION 4.03 Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than the filings, notifications and other obligations and actions described in Section 4.04(b)). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

SECTION 4.04 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the memorandum and articles of association of either Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.04(b) have been obtained and all filings and obligations described in Section 4.04(b) have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to, any Contract or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Parent or Merger Sub or otherwise be materially adverse to the ability of Parent and Merger Sub to perform their material obligations under this Agreement.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for compliance with the applicable requirements of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder, (ii) for compliance with the rules and regulations of Nasdaq, (iii) for the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands pursuant to the CICL, (iv) for the Requisite Regulatory Approvals, and (v) where the failure to obtain or make, as applicable, any such consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority would not be expected to, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Parent or Merger Sub or otherwise be materially adverse to the ability of Parent or Merger Sub to perform their material obligations under this Agreement.

SECTION 4.05 Financing; Equity Rollover.

(a) Parent has delivered to the Company true, complete and correct copies of (i) an executed commitment letter from the financial institutions named therein (as the same may be amended or modified pursuant to Section 6.07, the “Debt Commitment Letter”) confirming their respective commitments, subject to the terms and conditions therein, to provide or cause to be provided the aggregate debt amounts set forth therein for the purpose of financing the Transactions (the “Debt Financing”), (ii) executed equity commitment letters from the Sponsor Guarantors (the “Equity Commitment Letters”) pursuant to which each Sponsor Guarantor has committed to purchase, or cause the purchase of, for cash, subject to the terms and conditions therein, equity securities of Holdco up to the aggregate amount set forth therein (the “Equity Financing”), and (iii) the Rollover Agreements (together with the Debt Commitment Letter and the Equity Commitment Letters, the “Financing Commitments”) pursuant to which, subject to the terms and conditions therein, the Rollover Securityholders have committed to subscribe for newly issued shares in Holdco immediately prior to the Effective Time, and agreed to the cancellation of the number of Shares or Company RSUs, as applicable, held by each of them as set forth therein and to consummate the Transactions (together with the Debt Financing and the Equity Financing, the “Financing”). Parent has also delivered to the Company true, complete and correct copies of all executed fee letters in connection with the Debt Financing (it being understood that any such fee letter provided to the Company may be redacted to omit the numerical fee amounts provided therein) (such fee letters, the “Fee Letters”).

(b) As of the date hereof, (i) the Financing Commitments, in the form so delivered, are in full force and effect and are the legal, valid and binding obligations of Parent and Merger Sub and, to the knowledge of Parent, of the other parties thereto, enforceable in accordance with the terms and conditions thereof, (ii) none of the Financing Commitments have been amended or modified and no such amendment or modification is contemplated, (iii) the respective commitments contained in the Financing Commitments have not been withdrawn, terminated or rescinded in any respect and no such withdrawal, termination or rescission is contemplated and (iv) no event has occurred that (with or without notice, lapse of time, or both) would constitute a breach or default under the Financing Commitments by Parent or Merger Sub and, to the knowledge of Parent, by the other parties thereto. Assuming the Financing is funded in accordance with the terms and conditions of the Financing Commitments, the proceeds contemplated by the Financing Commitments will be sufficient for Merger Sub, to (1) consummate the Transactions on the terms contemplated by this Agreement, and (2) pay any other amounts required to be paid in connection with the consummation of the Transactions upon the terms and conditions contemplated hereby and all related fees and expenses associated therewith. The Financing Commitments contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Parent or Merger Sub on the terms and conditions therein. As of the date hereof, Parent and Merger Sub do not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent and Merger Sub at the time required to consummate the Transactions. Parent and Merger Sub have fully paid any and all commitment fees or other fees that have been incurred and are due and payable in connection with the Financing Commitments prior to or in connection with the execution of this Agreement. There are no side letters or other oral or written Contracts to which Parent or any of its affiliates is a party related to the funding or investing, as applicable, of the full amount of the Financing other than (i) the Financing Commitments, (ii) the Fee Letters, and (iii) any customary engagement letter(s) and non-disclosure agreement(s) (complete copies of which have been provided to the Company) that do not impact the conditionality or amount of the Financing.

SECTION 4.06 Limited Guarantees. Concurrently with the execution of this Agreement, Parent has caused each of the Sponsor Guarantors to deliver to the Company a duly executed Limited Guarantee. Assuming the due authorization, execution and delivery by the Company, each of the Limited Guarantees is in full force and effect and constitutes a legal, valid and binding obligation of the corresponding Sponsor Guarantor, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of a Sponsor Guarantor under the relevant Limited Guarantee.

SECTION 4.07 Litigation. As of the date hereof, (i) there are no Actions pending or, to the knowledge of Parent and Merger Sub, threatened against Parent, Merger Sub or any of their respective affiliates, other than any such Action that would not, individually or in the aggregate, prevent or materially delay the consummation of the Transactions by Parent or Merger Sub, and (ii) neither Parent nor Merger Sub nor any of its affiliates is subject to the provisions of any Law which would reasonably be expected to prevent or materially delay the consummation of the Transactions by Parent or Merger Sub.

SECTION 4.08 Certain Actions. As of the date hereof, except for this Agreement, the Rollover Agreements and the Voting Agreement, there are no Contracts (whether oral or written) (i) between Parent, Merger Sub or any of their affiliates, on the one hand, and any officer or director of the Company, on the other hand, that relate in any way to the Transactions; (ii) to which Parent, Merger Sub or any of their affiliates is a party pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration, or (iii) to which Parent, Merger Sub or any of their affiliates is a party pursuant to which any shareholder of the Company has agreed to vote to approve and authorize this Agreement, the Plan of Merger and the Merger or has agreed to vote against any Competing Transaction.

SECTION 4.09 Buyer Group Contracts. As of the date hereof, except as set forth in Section 4.09 of the Parent Disclosure Schedule and any other agreements or arrangements disclosed in a filing with the SEC prior to the date of this Agreement, there are no agreements, arrangements or understandings, whether or not legally enforceable, with respect to any security of the Company between or among two or more of the following persons: the Sponsors, the Chairman Parties, the Rollover Securityholders, the Sponsor Guarantors and any of their respective affiliates.

SECTION 4.10 Ownership of Shares. As of the date hereof, other than the Rollover Securities, neither Parent nor Merger Sub beneficially owns any Shares or other securities of the Company or any options, warrants or other rights to acquire Shares or other securities of, or any other economic interest in, the Company or any of its Subsidiaries.

SECTION 4.11 Solvency. Immediately after giving effect to the Transactions, including the Financing (and any Alternative Financing, if applicable) and the payment of the Per Share Merger Consideration, the Per ADS Merger Consideration and the aggregate amount of consideration payable in respect of the Company Share Awards in accordance with Section 2.02, the payment of any other amounts required to be paid in connection with the consummation of the Transactions, including the payment of all related fees and expenses, assuming (i) satisfaction of the conditions set forth in Section 7.01 and Section 7.02, or the waiver of such conditions, and (ii) the accuracy of the representations and warranties of the Company set forth in this Agreement (for such purposes, the representations and warranties that are qualified as to materiality or “Company Material Adverse Effect” or other words of similar import shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects), the Surviving Corporation and its Subsidiaries will be solvent at and immediately after the Effective Time, as such term is used under the Laws of the Cayman Islands.

SECTION 4.12 Brokers. Except for Citigroup Global Markets Inc. and Credit Suisse (Hong Kong) Limited, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub, except as set forth on Section 4.12 of the Parent Disclosure Schedule.

SECTION 4.13 No Secured Creditors. Merger Sub has no secured creditors holding fixed or floating security interests except pursuant to the Debt Financing or Alternative Financing.

SECTION 4.14 Non-Reliance on Company Estimates. In connection with the due diligence investigation of the Company by Parent, Merger Sub and their respective affiliates and Representatives, Parent, Merger Sub and their respective affiliates and Representatives have received and may continue to receive from the Company, its Subsidiaries and/or their respective affiliates and representatives certain estimates, projections and other forecasts, as well as certain business plan information, regarding the Company and its business and operations. Parent and Merger Sub hereby acknowledge and agree (a) that there are uncertainties inherent in attempting to make such estimates, projections and forecasts, as well as in such business plans, (b) that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and forecasts, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or business plans), and (c) that neither Parent nor Merger Sub is relying on any estimates, projections, forecasts or business plans furnished by the Company, its Subsidiaries or their respective affiliates and Representatives; provided that, nothing contained in this Section 4.14 shall be deemed to limit in any way the representations and warranties of the Company set forth in this Agreement.

SECTION 4.15 Parent’s Knowledge. As of the date hereof, Parent believes that, based on all documents, communications and other evidence made known to Parent, the Sponsors and/or their legal advisors, and in light of the circumstances under which they were made known to Parent, the Sponsors and/or their legal advisors, the representation in Section 3.09(b) is accurate.

SECTION 4.16 No Additional Representations. Except for the representations and warranties expressly contained in this Agreement, the Company acknowledges that neither Parent, Merger Sub or any other person on behalf of Parent or Merger Sub makes any other express or implied representation or warrant with respect to Parent, Merger Sub or their respective business, operations, condition (financial or otherwise) or any other matter or with respect to any other information provided to the Company, and that any such other representations and warranties are expressly disclaimed.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.01 Conduct of Business by the Company Pending the Merger. The Company agrees that, between the date of this Agreement and the Effective Time, except as required by applicable Law, as set forth in Section 5.01 of the Company Disclosure Schedule or as expressly contemplated by any other provision of this Agreement, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) the businesses of the Company and its Subsidiaries shall be conducted only in, and the Company and its Subsidiaries shall not take any action except in, a lawfully permitted manner in the ordinary course of business and in the same general nature, taken as a whole, as the date hereof; and

(ii) the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of the current officers, key employees, and key consultants and contractors of the Company and its Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with Governmental Authorities, key customers and suppliers, and any other persons with which the Company or any of its Subsidiaries has relations that are material to the Company and its Subsidiaries, taken as a whole.

By way of amplification and not limitation, except as set forth in Section 5.01 of the Company Disclosure Schedule, or as expressly contemplated by any other provision of this Agreement, or as required by applicable Law, the Company will not, and will not permit any of its Subsidiaries to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) amend or otherwise change the memorandum and articles of association or equivalent organizational documents of the Company or any Active Subsidiary;

(b) issue, sell, transfer, lease, sublease, license, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, lease, sublease, license, pledge, disposition, grant or encumbrance of, (i) any shares of any class of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary, other than in each case, in connection with the exercise or settlement of any Company Share Awards in accordance with the applicable Share Incentive Plans and transactions between the Company and any Subsidiary or between or among one or more Subsidiaries, or (ii) any property or assets (whether real, personal or mixed, and including leasehold interests and intangible property) of (x) any Subsidiary except in the ordinary course of business or (y) directly held by the Company (including shares or other securities of any Subsidiary);

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its shares, other than dividends or other distributions from any Subsidiary of the Company to the Company or another Subsidiary of the Company;

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its shares, or any options, warrants, convertible securities or other rights exchangeable into or convertible or exercisable for any of its shares, in each case other than in connection with the settlement of any Company Share Awards in accordance with the applicable Share Incentive Plans;

(e) effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization or similar transaction involving the Company or any of its Subsidiaries (other than the Merger or any merger or consolidation among wholly-owned Subsidiaries of the Company), or create any new Subsidiaries;

(f) enter into, or propose to enter into, any transaction involving any earn-out, installment or similar payment payable by the Company or any Subsidiary of the Company, to any Third Party, other than payments in connection with purchases of vehicles, plant, equipment, supplies or computers in the ordinary course of business;

(g) (i) acquire (including, without limitation, by merger, consolidation, scheme of arrangement, amalgamation or acquisition of stock or assets or any other business combination) or make any capital contribution or investment in any corporation, partnership, other business organization or any division thereof or acquire any significant amount of assets, except any such acquisitions, contributions or investments by Onshore Subsidiaries in entities established in the PRC in respect of which, the higher of (x) the consideration therefor and (y) the book value thereof is not in excess of US$1,000,000 individually or US$5,000,000 in the aggregate;

(ii) incur, assume, alter, amend or modify any Indebtedness, or guarantee such Indebtedness, or issue any debt securities or make any loans or advances, except for:

(A) any Indebtedness for Borrowed Money incurred by an Onshore Subsidiary constituted by finance or capital leases of vehicles, plant, equipment, supplies or computers, provided; that the aggregate principal amount of all such outstanding leases by the Company and its Subsidiaries does not exceed US$5,000,000 (or its equivalent in other currencies) at any time;

(B) any Indebtedness for Borrowed Money incurred by an Onshore Subsidiary, other than as incurred pursuant to Clauses (A) or (C) of this Section 5.01(g)(ii), the aggregate outstanding principal amount of which, when aggregated with the outstanding principal amount of any and all other Indebtedness for Borrowed Money (other than incurred pursuant to Clauses (A) or (C) of this Section 5.01(g)(ii)) of any and all Onshore Subsidiaries, does not exceed US$5,000,000 (or its equivalent in other currencies) at any time;

(C) any Indebtedness for Borrowed Money incurred pursuant to the SBLC Agreement, provided, that the aggregate outstanding principal amount of the SBLC Loans does not exceed US$200,000,000 at any time; and

(D) Indebtedness owed by any of the wholly-owned Subsidiaries of the Company to the Company or to another wholly owned Subsidiaries of the Company;

(iii) create or grant any Lien on any assets of any Subsidiaries of the Company other than Permitted Liens;

(iv) with respect to Indebtedness for Borrowed Money incurred pursuant to, in connection with or arising out of the SBLC Agreement, provide any guaranty or create any Lien other than (i) the New SBLCs, (ii) a cash amount, not exceeding RMB1,600,000,000, pursuant to the SBLC Cash Pledge and (iii) security assignments in favor of the Lender (as defined in the SBLC Agreement) in connection with foreign hedging transactions required under the SBLC Agreement;

(v) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of US$2,000,000 or capital expenditures which are, in the aggregate, in excess of US$10,000,000 for the Company and the Subsidiaries taken as a whole; or

(vi) guarantee the performance or other obligations of any person (other than guarantees in connection with any Indebtedness described in the foregoing clauses (ii)(A), (ii)(B), (ii)(C) and (ii)(D));

(h) except as otherwise required by Law or pursuant to any Contract in existence as of the date hereof, (A) enter into any new employment or compensatory agreements in connection with employment (including the renewal of any such agreements), or terminate or materially amend any such agreements, with any director, officer, employee or consultant of the Company or any of its Subsidiaries with annual base compensation in excess of US$125,000 (or its equivalent in other currencies), (B) grant or provide any severance or termination payments or benefits to any director, officer, employee or consultant of the Company or any of its Subsidiaries with annual base compensation in excess of US$125,000 (or its equivalent in other currencies), (C) materially increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer, employee or consultant of the Company or any of its Subsidiaries with annual base compensation in excess of US$125,000 (or its equivalent in other currencies), other than in the ordinary course, including as a part of the Company’s annual compensation review or increases for commissions, (D) establish, adopt, amend or terminate any Company Employee Plan or amend the terms of any outstanding Company Share Awards, (E) take any action to accelerate or otherwise alter the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under the Company Employee Plan, to the extent not already required in any such plan, including voluntarily accelerating the vesting of any Company Share Award in connection with the Merger, (F) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Employee Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, or (G) forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries;

(i) make any material changes with respect to any method of financial accounting, or financial accounting policies or procedures, including material changes affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except as required by changes in GAAP or applicable Law;

(j) enter into, or materially amend or modify, or consent to the termination of any Material Contract (or any Contract that would be a Material Contract if such Contract had been entered into prior to the date hereof), or amend, waive, modify or consent to the termination of the Company’s or any Subsidiary’s material rights thereunder, including, for the avoidance of doubt, amend, alter, vary, supplement or waive, or agree to amend, alter, vary, supplement or waive (in any case whether by action or inaction), the terms of any SBLC Documents (including the terms of the SBLC Intercreditor Agreement after it is entered into), other than entry into the SBLC Consent and Amendment, the amended and restated SBLC Agreement pursuant to the SBLC Consent and Amendment and the SBLC Intercreditor Agreement;

(k) enter into any Contract between the Company or any Subsidiary, on the one hand, and any of their respective directors or executive officers, on the other hand, in each case required to be disclosed pursuant to Item 7B or Item 19 of Form 20-F under the Exchange Act (except as permitted under Section 5.01(h));

(l) terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any material insurance policies maintained by it which is not promptly replaced by a comparable amount of insurance coverage with reputable independent insurance companies or underwriters;

(m) commence any material Action (other than in respect of collection of amounts owed in the ordinary course of business), or settle any Action naming the Company and/or its directors or officers;

(n) engage in the conduct of any new line of business material to the Company and its Subsidiaries, taken as a whole;

(o) make or change any material Tax election, materially amend any Tax return (except as required by applicable Law), enter into any material closing agreement with respect to Taxes, surrender any right to claim a material refund of Taxes, settle or finally resolve any material controversy with respect to Taxes or materially change any method of Tax accounting;

(p) transfer or permit any transfers of cash from the Company and/or the Offshore Subsidiaries to any Onshore Subsidiaries;

(q) permit the Company to directly or indirectly through any of its Subsidiaries, acquire any share capital in any person other than an entity incorporated or established under the laws of the PRC; or

(r) authorize or agree in writing to take any of the foregoing actions, or enter into any letter of intent (binding or non-binding) or similar written agreement or arrangement with respect to any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01 Proxy Statement and Schedule 13E-3. (a) Promptly following the date hereof, the Company, with the assistance of Parent and Merger Sub, shall prepare and cause to be filed a proxy statement relating to the approval of this Agreement, the Plan of Merger and the Transactions by the shareholders of the Company (such proxy statement, as amended or supplemented, being referred to herein as the “Proxy Statement”). Concurrently with the preparation of the Proxy Statement, the Company and Parent shall jointly prepare and cause to be filed a Schedule 13E-3 with the SEC. Each of the Company and Parent shall use its reasonable best efforts so that the Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Each of the Company and Parent shall use its reasonable best efforts to respond promptly to any comments of the SEC with respect to the Proxy Statement and Schedule 13E-3. Each of the Company and Parent shall furnish all information concerning such party to the other as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement and Schedule 13E-3. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and Schedule 13E-3 and shall provide Parent with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand. Prior to filing or mailing the Proxy Statement and Schedule 13E-3 (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by Parent and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed. If at any time prior to the Shareholders’ Meeting, any information relating to the Company, Parent or any of their respective affiliates, officers or directors, is discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement and Schedule 13E-3 so that the Proxy Statement and Schedule 13E-3 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company.

(b) Parent represents and covenants that the information supplied by Parent for inclusion in the Proxy Statement and Schedule 13E-3 will not, at (i) the time the Proxy Statement and Schedule 13E-3 (or any amendment thereof or supplement thereto) are filed with the SEC, (ii) the time the Proxy Statement and Schedule 13E-3 (or any amendment thereof or supplement thereto) are first mailed to the shareholders of the Company, and (iii) the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) The Company represents and covenants that the information supplied by the Company for inclusion in the Proxy Statement and Schedule 13E-3 will not, at (i) the time the Proxy Statement and Schedule 13E-3 (or any amendment thereof or supplement thereto) are filed with the SEC, (ii) the time the Proxy Statement and Schedule 13E-3 (or any amendment thereof or supplement thereto) are first mailed to the shareholders of the Company, and (iii) the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company covenants that all documents that the Company is responsible for filing with and/or furnishing to the SEC in connection with any of the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder, other than with respect to any information supplied by Parent or Merger Sub.

SECTION 6.02 Company Shareholders’ Meeting.

(a) The Company shall, promptly after the SEC confirms that it has no further comments on the Schedule 13E-3, (i) establish a record date for determining shareholders of the Company entitled to vote at the shareholders’ meeting, (ii) with the assistance of Parent and Merger Sub, prepare and mail or cause to be mailed or otherwise disseminate the Proxy Statement to the holders of Shares (and concurrently furnish the Proxy Statement under Form 6-K to the SEC), including Shares represented by ADSs, as of the record date established for the shareholders’ meeting (the “Shareholders’ Meeting”), for the purpose of voting upon the approval of this Agreement, the Plan of Merger and the Merger, and (iii) instruct or otherwise cause the Depositary to (A) fix the record date established by the Company for the Shareholders’ Meeting as the record date for determining the holders of ADSs who shall be entitled to give instructions for the exercise of the voting rights pertaining to the Shares represented by ADSs (the “Record ADS Holders”), (B) provide all proxy solicitation materials to all Record ADS Holders, and (C) vote all Shares represented by ADSs in accordance with the instructions of such corresponding Record ADS Holders. Without the consent of Parent, approval of this Agreement, the Plan of Merger and the Merger is the only matter (other than procedural matters) that shall be proposed to be acted upon by the shareholders of the Company at the Shareholders’ Meeting.

(b) Subject to Section 6.04(c), the Company Board shall recommend to holders of the Shares that they approve and authorize this Agreement, the Plan of Merger and the Merger, and shall include such recommendation in the Proxy Statement. The Company shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the approval of this Agreement, the Plan of Merger and the Merger and shall take all other action reasonably necessary or advisable to secure the Requisite Company Vote. Notwithstanding anything to the contrary contained in this Agreement, unless this Agreement is validly terminated in accordance with Section 8.01(c)(ii), the obligations of the Company under this Section 6.02 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Competing Transaction, or by any Change in the Company Recommendation (as defined below).

SECTION 6.03 Access to Information. (a) From the date hereof until the Effective Time and subject to applicable Law, upon reasonable advance notice from Parent, the Company and its Subsidiaries shall (i) provide to Parent and its Representatives reasonable access during normal business hours to the offices, properties, books and records of such party, (ii) furnish to Parent and its Representatives such existing financial and operating data and other existing information as such persons may reasonably request, and (iii) instruct its Representatives to reasonably cooperate with Parent and its Representatives in its investigation; provided, that the Company shall not be required to (A) furnish, or provide access to, any information to any person not a party to, or otherwise covered by, the Confidentiality Agreements or any similar agreement with respect to such information, or (B) provide access to or furnish any information if doing so would (x) violate any Contract with any Third Party or any applicable Law, or (y) cause the Company or any of its Subsidiaries to, upon advice of outside legal counsel, waive any privilege with respect to such information, provided that the Company shall take all commercially reasonable steps to permit inspection of or to disclose such information on a basis that does not waive the Company’s or any of its Subsidiaries’ privilege with respect thereto, including, without limitation, by means of a joint interest or defense agreement.

(b) With respect to the information disclosed pursuant to Section 6.03(a), the Parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreements or any similar agreement entered into between the Company and any person to whom the Company, any Subsidiary or Representative of the Company provides information pursuant to this Section 6.03.

SECTION 6.04 No Solicitation of Transactions. (a) The Company agrees that neither it nor any Subsidiary nor any of the directors or officers of the Company or any Subsidiary shall, and that it shall cause its and its Subsidiaries’ Representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any Subsidiary), not to, in each case, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information in a manner designed to knowingly encourage), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) that constitutes, or would reasonably be expected to lead to, any Competing Transaction, or (ii) enter into, maintain or continue discussions or negotiations with, or provide any nonpublic information relating to the Company or the Transactions to, any person or entity in furtherance of, or in order to obtain, a proposal or offer for a Competing Transaction, or (iii) agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent or Contract or commitment contemplating or otherwise relating to any Competing Transaction (in each case, other than as permitted pursuant to Section 6.04(c)), or (iv) authorize or permit any of the officers, directors or Representatives of the Company or any of its Subsidiaries acting directly or indirectly under the direction of the Company or any of its Subsidiaries, to take any action set forth in clauses (a)(i) – (a)(iii) of this Section 6.04. The Company shall not release any Third Party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party in respect of any Competing Transaction. The Company shall notify Parent as promptly as practicable (and in any event within 48 hours after the Company attains knowledge of any written proposal or offer) of any proposal or offer regarding a Competing Transaction, specifying (x) the material terms and conditions thereof and providing, if applicable, copies of any written requests, proposals or offers, including proposed agreements, (y) the identity of the party making such proposal or offer, and (z) whether the Company has any intention to provide confidential information to such person. The Company shall keep Parent informed, on a reasonably current basis of the status and terms of any such proposal or offer. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction.

(b) Subject to compliance with the other provisions of this Section 6.04, prior to obtaining the Requisite Company Vote, the Company Board may directly or indirectly through the Company’s Representatives (x) contact any Third Party that has made an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction that was not initiated or solicited in breach of Section 6.04(a) in order to clarify and understand the terms and conditions thereof in order to assess whether such proposal or offer constitutes or is reasonably expected to lead to a Superior Proposal, which actions shall not be deemed to violate Section 6.04(a), and (y) furnish information to, and enter into discussions with, such Third Party to the extent the Independent Committee has (i) determined in good faith (after consultation with a financial advisor of internationally recognized reputation and outside legal counsel, as applicable) that such proposal or offer constitutes or is reasonably likely to result in a Superior Proposal, and that, in light of such Superior Proposal, failure to furnish such information to or enter into discussions with such Third Party would be reasonably likely to violate its fiduciary obligations under applicable Law, and (ii) obtained from such person an executed confidentiality agreement on terms no less favorable to the Company in the aggregate than those contained in the Confidentiality Agreements (it being understood that such confidentiality agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations under this Agreement); provided that the Company shall concurrently make available to Parent any material information concerning the Company and the Subsidiaries that is provided to any such person and that was not previously made available to Parent or its Representatives.

(c) Except as set forth in this Section 6.04(c), neither the Company Board nor any committee thereof shall withhold, withdraw, qualify or modify in a manner adverse to Parent or Merger Sub, or propose (publicly or otherwise) to withhold, withdraw, qualify or modify in a manner adverse to Parent or Merger Sub, the Company Recommendation (a “Change in the Company Recommendation”) or approve or recommend, or cause or permit the Company to enter into any letter of intent, agreement or obligation with respect to, any Competing Transaction; provided, that a “stop, look and listen” communication by the Company Board or the Independent Committee to shareholders of the Company pursuant to Rule 14d-9(f) of the Exchange Act shall not be deemed to be a Change in the Company Recommendation. Notwithstanding the foregoing, if the Company Board determines, in its good faith judgment upon the recommendation of the Independent Committee, prior to the time of the Shareholders’ Meeting and upon advice by outside legal counsel, that failure to make a Change in the Company Recommendation would be reasonably likely to violate its fiduciary obligations under applicable Law, the Company Board may, upon the recommendation of the Independent Committee, effect a Change in the Company Recommendation and/or authorize the Company to terminate this Agreement in accordance with Section 8.01(c)(ii), but only (i) if the Company shall have complied with the requirements of Sections 6.04(a) and 6.04(b); and (ii) if in response to a Superior Proposal, after (A) providing at least five (5) Business Days’ written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and indicating that the Company Board intends to effect a Change in the Company Recommendation and the manner in which it intends (or may intend) to do so, it being understood that the Notice of Superior Proposal or any amendment or update thereto or the determination to so deliver such notice shall not constitute a Change in the Company Recommendation, (B) negotiating with and causing its financial and legal advisors to negotiate with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, so that such Third Party proposal or offer would cease to constitute a Superior Proposal, and (C) permitting Parent and its Representatives to make a presentation to the Company Board and the Independent Committee regarding this Agreement and any adjustments with respect thereto (to the extent Parent desires to make such presentation); provided that any material modifications to such Third Party proposal or offer that the Company Board has determined to be a Superior Proposal shall be deemed a new Superior Proposal and the Company shall be required to again comply with the requirements of this Section 6.04(c).

(d) A “Competing Transaction” means any of the following (other than the Transactions): (i) any merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving the Company, (ii) asset acquisitions involving the Company and/or any of its Subsidiaries (including securities of its Subsidiaries) which would result in a Third Party acquiring assets, individually or in the aggregate, constituting 20% or more of the consolidated assets of the Company or to which 20% or more of the total revenue, operating income or EBITDA of the Company are attributable; (iii) any sale, exchange, transfer or other disposition of 20% or more of any class of equity securities of the Company to any Third Party; or (iv) any general offer, tender offer or exchange offer that, if consummated, would result in any Third Party beneficially owning 20% or more of any class of equity securities of the Company.

(e) A “Superior Proposal” means a written, bona fide offer made by a Third Party to consummate any of the following transactions: (i) a merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation or other similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction would hold less than 50% of the equity interest in the surviving or resulting entity of such transaction; (ii) the acquisition by any person or group (including by means of a general offer, tender offer or an exchange offer or a two-step transaction involving a tender offer followed with reasonable promptness by a cash-out merger involving the Company), directly or indirectly, of ownership of two-thirds of the then outstanding shares of the Company; or (iii) the acquisition by any person or group of all or substantially all of the assets of the Company and its Subsidiaries, in each case on terms (including conditions to consummation of the contemplated transaction) that the Company Board determines, in its good faith judgment upon the recommendation of the Independent Committee (after (x) consultation with a financial advisor of internationally recognized reputation and outside legal counsel, and (y) taking into consideration such factors as the Company Board considers appropriate, which may include, among other things, the legal, financial, regulatory and other aspects, of such offer and this Agreement (in each case taking into account any revisions to this Agreement made or proposed in writing by Parent pursuant to Section 6.04(c) or otherwise prior to the time of determination), including financing, regulatory approvals, shareholder litigation, identity of the person or group making the offer, breakup or termination fee and expense reimbursement provisions, expected timing and risk and likelihood of consummation and other relevant events and circumstances), to be more favorable to the Company shareholders (other than holders of Excluded Shares) than the Merger.

SECTION 6.05 Directors’ and Officers’ Indemnification and Insurance. (a) The memorandum and articles of association of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, advancement of expenses and indemnification than are set forth in the memorandum and articles of association of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by Law.

(b) The Surviving Corporation shall maintain in effect for six (6) years from the Effective Time, the current directors’ and officers’ liability insurance policies maintained by the Company with respect to matters occurring prior to the Effective Time, including acts or omissions occurring in connection with this Agreement and the consummation of the Transactions (the parties covered thereby, the “Indemnified Parties”); provided, however, that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are no less favorable, and provided, further, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.05(b) more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance. In addition, the Company may and, at Parent’s request, the Company shall, purchase a six (6)-year “tail” prepaid policy prior to the Effective Time on terms and conditions no less advantageous to the Indemnified Parties than the existing directors’ and officers’ liability insurance maintained by the Company. If such “tail” prepaid policies have been obtained by the Company prior to the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder, and all other obligations of Parent or Surviving Corporation under this Section 6.05(b) shall terminate.

(c) Subject to the terms and conditions of this Section 6.05, from and after the Effective Time, the Surviving Corporation shall comply with all of the Company’s obligations, and shall cause its Subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) the present and former officers and directors thereof against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (“Damages”), arising out of, relating to or in connection with (i) the fact that such person is or was a director or officer of the Company or such Subsidiary or (ii) any acts or omissions occurring or alleged to have occurred prior to or at the Effective Time, to the extent provided under the Company’s or such Subsidiaries’ respective organizational and governing documents or agreements in effect on the date hereof (true and complete copies of which shall have been delivered to Parent prior to the date hereof) and to the fullest extent permitted by the CICL or any other applicable Law, including the approval of this Agreement, the Merger or the other Transactions or arising out of or pertaining to the Transactions and actions to enforce this provision or any other indemnification or advancement right of any such person; provided that this Section 6.05(c) is not intended to confer any new or additional rights on any such person, and the indemnification and other obligations of the Company set forth above shall be subject to any limitation imposed from time to time under applicable Law, the Company’s and its Subsidiaries’ respective organizational and governing documents, or any agreements as in effect as of the date of this Agreement and set forth on Section 6.05(c) of the Company Disclosure Schedule.

(d) A person seeking indemnification in accordance with Section 6.05(c) shall use commercially reasonable efforts to promptly notify the Surviving Corporation to prevent the Surviving Corporation or any of its subsidiaries from being materially and adversely prejudiced by late notice. The right of the Surviving Corporation (or a subsidiary nominated by it), if any, to participate in and/or assume the defense of any Action in respect of which indemnification is sought under Section 6.05(c) shall be determined in accordance with the applicable agreement or document providing for such indemnification.

(e) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or at Parent’s option, Parent, shall assume the obligations set forth in this Section 6.05.

(f) The provisions of this Section 6.05 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be a third-party beneficiary of the provisions of this Section 6.05.

(g) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.05 is not prior to or in substitution for any such claims under any such policies.

SECTION 6.06 Notification of Certain Matters. (a) Each of the Company and Parent shall promptly notify the other in writing of:

(i)	any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Transactions;

(ii)	any notice or other communication from any Governmental Authority in connection with the Transactions;

(iii)	any Actions commenced or, to the knowledge of the Company or the knowledge of Parent, threatened against the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed by such person pursuant to any of such person’s representations and warranties contained herein, or that relate to such person’s ability to consummate the Transactions; and

(iv)	if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of such person set forth in this Agreement shall have occurred that would cause the conditions set forth in Sections 7.01, 7.02 and 7.03 not to be satisfied.

together, in each case, with a copy of any such notice, communication or Action; provided, that the delivery of any notice pursuant to this Section 6.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

(b) The Company shall promptly notify Parent in writing of: (i) (A) any notice, correspondence or other communication between any Governmental Authority and the Company or its Representatives, (B) any presentation made to any Governmental Authority by the Company or its Representatives or (C) to the knowledge of the Company, any notice, correspondence or other communication between any Governmental Authority and any executive officers or directors of the Company (or their Representatives) or any Third Party (other than Parent, Merger Sub and any of the Sponsors or the Sponsor Guarantors) in connection with any Action naming the Company or any executive officer or director of the Company, with, to the extent permitted, a complete copy (to the extent known by and available to the Company) of any such notice, correspondence or communication (including a written summary of any oral communication to the extent known by the Company), or materials used in the presentation, as applicable, and (ii) any order to the Company, or any notice, correspondence or other communication between any other party or its counsel and the Company or its Representatives in connection with an Action filed with any U.S. court, with a complete copy (to the extent known by and available to the Company) of any such notice, correspondence or communication, as applicable.

SECTION 6.07 Financing. (a) Each of Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Financing on the terms and conditions described in the Financing Commitments, including by (i) maintaining in effect the Financing Commitments, (ii) satisfying on a timely basis all conditions applicable to Parent and Merger Sub in the Financing Commitments that are within their control, including without limitation paying when due all commitment fees and other fees arising under the Financing Commitments as and when they become due and payable thereunder, (iii) consummating the financing contemplated by the Financing Commitments at or prior to the Effective Time, and (iv) enforcing the parties’ funding obligations (and the rights of Parent and Merger Sub) under the Financing Commitments to the extent necessary to fund the Merger Consideration. If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letter, (x) Parent and Merger Sub shall promptly notify the Company and (y) Parent and Merger Sub shall use their reasonable best efforts to arrange and obtain alternative financing from alternative sources in an amount sufficient to consummate the Transactions with terms and conditions that are not less favorable, in the aggregate, from the standpoint of the Company in any material respect than the terms and conditions set forth in the Debt Commitment Letter as promptly as practicable following the occurrence of such event (the “Alternative Financing”). If Parent becomes aware of the existence of any fact or event that would reasonably be expected to cause the Debt Financing to become unavailable on the terms and conditions contemplated by the Debt Commitment Letter, Parent and Merger Sub shall use their reasonable best efforts to either cure or eliminate such fact or event, subject to Section 3.05(b) of the Company Disclosure Schedule, or to arrange and obtain the Alternative Financing. Parent shall promptly provide a true, correct and complete copy of each alternative financing agreement (together with a redacted copy of any related fee letter) to the Company.

(b) Neither Parent nor Merger Sub shall amend, alter or waive, or agree to amend, alter or waive (in any case whether by action or inaction), any term of the Financing Commitments without the prior written consent of the Company Board if such amendments, alterations or waivers would (i) reduce the aggregate amount of the Debt Financing, or (ii) impose new or additional conditions that would reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger. Parent shall promptly (and in any event within one Business Day) notify the Company of (i) the expiration or termination (or attempted or purported termination, whether or not valid) of any Financing Commitment, (ii) any breach of any material provisions of any of the Financing Commitments by any party thereto or (iii) any refusal by the parties to the Financing Commitments to provide, any stated intent by the parties to the Financing Commitments to refuse to provide, or any expression of concern or reservation by the parties to the Financing Commitments regarding their obligation and/or ability to provide, the full financing contemplated by the Financing Commitments.

(c) The Company agrees to use reasonable best efforts to provide, and shall cause each Subsidiary and each of their respective officers, employees and representatives to use reasonable best efforts to provide, to Parent and Merger Sub (at Parent’s sole cost and expense), all reasonable cooperation as may be reasonably requested by Parent or its Representatives in connection with the Debt Financing and any Alternative Financing, including, without limitation, (i) participating in meetings, presentations, due diligence sessions, road shows, sessions with rating agencies and other meetings, including arranging for reasonable direct contact between senior management, representatives and advisors of the Company with representatives of Parent and its Debt Financing and/or Alternative Financing sources, (ii) using reasonable best efforts to assist in the preparation of offering memoranda, private placement memoranda, bank information memoranda (including a public side version which does not contain non-publicly available information), prospectuses, rating agency presentations and similar documents reasonably requested by Parent or its Representatives in connection with the Debt Financing and/or Alternative Financing (provided that any such documents shall contain disclosure reflecting the Surviving Corporation as obligor) (including using reasonable best efforts to obtain consents of accountants for use of their reports in any materials relating to the Debt Financing and/or Alternative Financing and delivery of one or more customary representation letters), (iii) using reasonable best efforts to, as promptly as practicable, furnish Parent and its Debt Financing and/or Alternative Financing sources with financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent and its Debt Financing and/or Alternative Financing sources, including, without limitation, all financial statements and financial and non-financial information regarding the Company and its Subsidiaries as may be reasonably requested by Parent and of the type and form customary for the placement, arrangement and/or syndication of loans or distribution of debt contemplated by the Debt Commitment Letter (the information required to be delivered in this clause (iii), the “Required Information”), (iv) cooperating with advisors, consultants and accountants of Parent or its Debt Financing sources with respect to the conduct of any examination, appraisal or review of the financial condition or any of the assets or liabilities of the Company or any Subsidiary, including for the purpose of establishing collateral eligibility and values, (v) using reasonable best efforts to obtain accountants’ comfort letters, legal opinions as may be reasonably requested by Parent, (vi) using reasonable best efforts to execute and deliver any pledge and security documents, commitment letters, underwriting or placement agreements or other definitive financing documents conditioned upon Closing, or other ancillary documentation including certificates, legal opinions or documents as may be reasonably requested by Parent or its Representatives (including a certificate of the chief financial officer of the Company or any borrower Subsidiary of the Company with respect to solvency matters) or otherwise facilitate the pledging of collateral, the delivery of pay-off letters and other cooperation in connection with the pay-off of existing Indebtedness and release of all related Liens, (vii) taking all actions reasonably necessary to (A) permit the prospective lenders involved in the Debt Financing and/or any Alternative Financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements and (B) establishing bank and other accounts (including escrow accounts), blocked account agreements and lock box arrangements in connection with the foregoing, (viii) entering into one or more credit or other agreements on terms satisfactory to Parent in connection with the Debt Financing and/or any Alternative Financing immediately prior to the Effective Time, (ix) furnishing Parent, Merger Sub and its Representatives promptly with all documentation and other information required with respect to the Debt Financing and/or any Alternative Financing under applicable “know your customer” and anti-money laundering rules and regulations, (x) using reasonable best efforts to furnish Parent, Merger Sub and its Representatives promptly upon its request with a list of contractual arrangements existing as of a date specified by Parent, Merger Sub or its Representative pursuant to which the Company has an obligation to sell, lease, license, surrender, transfer, lend or otherwise dispose of such assets, in reasonable details and furnishing Parent, Merger Sub and its Representatives such supporting documents requested thereby, and (xi) using reasonable best efforts to maintain the SBLC Documents without the occurrence of any Event of Default or Potential Event of Default (each as defined in the SBLC Agreement). The Company will take all corporate actions reasonably necessary to permit the consummation of the Debt Financing and/or any Alternative Financing, including without limitations the execution and delivery of any other certificates, instruments or documents, and to permit the proceeds thereof, together with cash at the Company and its Subsidiaries, to be made available to the Company on the Closing Date to consummate the Merger; provided that, prior to the Closing, neither the Company nor any of its Subsidiaries shall be obligated to cause any dividend or distribution to be made, or otherwise transfer any cash or cash equivalents, from an Onshore Subsidiary to an Offshore Subsidiary or the Company. The Company will periodically update any such Required Information to be included in any bank information memorandum to be used in connection with such Debt Financing in order to ensure that such Required Information does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading. The Company shall promptly notify Parent (x) of any material change in the capital stock, debt or cash balances of the Company or any of its Subsidiaries, and (y) if any information furnished by the Company or any of its Subsidiaries pursuant to this Section 6.07(c) is or becomes inaccurate, incomplete or misleading in any material respect. Neither the Company nor any of its Subsidiaries shall be required to pay any commitment fee or similar fee or incur any liability with respect to the Debt Financing or any Alternative Financing prior to the Closing. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing and/or any Alternative Financing.

(d) Prior to the Closing Date and at all times until the Effective Time, the Company shall cause (i) its wholly-owned First Tier Onshore Subsidiaries to transfer and deposit cash, deposits, or cash equivalents into one or more specified accounts (each, an “Onshore Bank Designated Account”) held with one or more Acceptable Banks and standing to the credit of such First Tier Onshore Subsidiaries, and (ii) its wholly-owned Offshore Subsidiaries to, at the request of Parent (acting reasonably), to deposit cash, deposits, or cash equivalents into one or more accounts with any of the Debt Financing sources or their respective affiliates, denominated in U.S. Dollars (each, an “Offshore Bank Designated Account”) such that the aggregate of (A) the equivalent in U.S. dollars (determined using the prevailing exchange rate notified by Parent (as notified by Parent’s Debt Financing sources) at least three (3) Business Days prior to the Closing Date) of the aggregate balance standing to the credit of each Onshore Bank Designated Account (after deducting any PRC withholding Tax that would apply if such balance were paid to a wholly-owned Offshore Subsidiary organized in Hong Kong by way of dividends from the applicable Onshore Subsidiary in whose name such Onshore Bank Designated Account is held, and in any event assuming a withholding rate of 10%) and (B) the aggregate balance (if any) standing to the credit of the Offshore Bank Designated Account, is not less than US$450,000,000 (such amounts standing to the credit of the Onshore Bank Designated Accounts and the Offshore Bank Designated Account meeting the requirements of this provision, the “Facility B Required Balance”). The Company shall produce promptly on request any supporting or other information reasonably requested by the Debt Financing sources in respect of the Onshore Bank Designated Accounts and the Offshore Bank Designated Account and shall enter into, (x) with respect to the Onshore Bank Designated Accounts, such account control agreements substantially in the form set forth in Annex B hereto, and (y) with respect to the Offshore Bank Designated Accounts, such account charges substantially in the form set forth in Annex C hereto, prior to the Closing Date, provided that any such account control agreements and account charges shall, by their respective terms, not be effective unless and until the Closing has occurred. Prior to the Closing Date, the Company shall use commercially reasonable efforts in consultation with Parent to prepare for the distribution as a dividend of the full amount of the Facility B Required Balance held in such Onshore Bank Designated Accounts to the Offshore Bank Designated Account and the conversion of such amounts into U.S. dollars.

(e) Prior to the Closing Date, the Company shall use reasonable best efforts to cause its Subsidiaries to transfer and deposit cash, deposits, or cash equivalents into one or more specified accounts (each, a “Company Designated Account”) held with China Minsheng Banking Corp., Ltd. (which, for the avoidance of doubt, shall not be an Onshore Bank Designated Account or Offshore Bank Designated Account) and standing to the credit of the Company, one or more of its Offshore Subsidiaries or one or more of its First Tier Onshore Subsidiaries, such that, at the Effective Time, the aggregate amount standing to the credit of the Company, its Offshore Subsidiaries and its First Tier Onshore Subsidiaries in all such Company Designated Accounts shall not be less than the equivalent of US$150,000,000 (determined using the prevailing exchange rate notified by Parent (as notified by Parent’s Debt Financing sources) at least three (3) Business Days prior to the Closing Date).

(f) No more than ten (10) Business Days and no less than two (2) Business Days prior to the Closing Date, the Company shall use reasonable best efforts to cause to be provided to Parent (i) an updated Section 3.01(b) of the Company Disclosure Schedule (but as of the date of such delivery instead of the date hereof) and (ii) an updated Section 2.02(c) and Section 3.03(b) of the Company Disclosure Schedule as of the anticipated Closing Date, in each case in this clause (ii) only to reflect and account for the vesting of applicable Company RSUs between the date hereof and the anticipated Closing Date.

SECTION 6.08 Further Action; Reasonable Best Efforts. (a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, with each relevant Governmental Authority with jurisdiction over enforcement of any applicable antitrust or competition Laws with respect to the Transactions, and coordinate and cooperate fully with the other parties in exchanging such information and providing such assistance as the other parties may reasonably request in connection therewith (including, without limitation, (x) notifying the other parties promptly of any communication (whether verbal or written) it or any of its affiliates receives from any Governmental Authority in connection with such filings or submissions, (y) permitting the other parties to review in advance, and consulting with the other parties on, any proposed filing, submission or communication (whether verbal or written) by such party to any Governmental Authority, and (z) giving the other parties the opportunity to attend and participate at any meeting with any Governmental Authority in respect of any filing, investigation or other inquiry); and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, employing such resources and taking all steps as are necessary to obtain the Requisite Regulatory Approvals, if required to consummate the Transactions; provided, that none of the Company, Parent, Merger Sub or any of their respective affiliates shall be required to hold separate, restructure, reorganize, sell, divest, dispose of, or otherwise take or commit to any action that limits its freedom of action with respect to, or its ability to retain, any of its businesses, services or assets. The parties agree to cooperate in good faith to determine and direct the strategy and process by which the parties will seek the Requisite Regulatory Approvals. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

(b) Each party hereto shall, upon request by any other party, furnish such other party with all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Schedule 13E-3, or any other statement, filing, notice or application made by or on behalf of Parent, Merger Sub, the Company or any of their respective affiliates to any Governmental Authority in connection with the Merger and the Transactions.

(c) The Company shall cooperate with all Governmental Authorities in all material respects in connection with any Actions naming the Company or its directors or executive officers.

SECTION 6.09 Obligations of Merger Sub. Parent shall take all actions necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

SECTION 6.10 Participation in Litigation. Prior to the Effective Time, (a) each of Parent and the Company shall give prompt notice to the other of any Actions by shareholders of the Company commenced or, to the knowledge of Parent or the Company, as the case may be, threatened, against the Company and/or its directors which relate to this Agreement or the Transactions, and (b) the Company shall give Parent the opportunity to participate in the defense or settlement of any such shareholder Action against the Company and/or its directors relating to this Agreement or the Transactions, and except as permitted under Section 5.01(m), no such Action shall be settled or compromised, and the Company shall not take any action to adversely affect or prejudice any such Action, without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

SECTION 6.11 Resignations. To the extent requested by Parent in writing at least five (5) Business Days prior to Closing, on the Closing Date, the Company shall use reasonable best efforts to cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of the directors of the Company designated by Parent.

SECTION 6.12 Public Announcements. Except as may be required by applicable Law, the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and Parent. Thereafter, Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the Transactions and, except in respect of any such press release, communication, other public statement, press conference or conference call as may be required by applicable Law, shall not issue any such press release, have any such communication, make any such other public statement or schedule any such press conference or conference call prior to such consultation. Notwithstanding the foregoing, the restrictions set forth in this Section 6.12 shall not apply to any release or announcement made or proposed to be made by the Company pursuant to Section 6.04(c).

SECTION 6.13 Stock Exchange Delisting. Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

SECTION 6.14 Takeover Statutes. If any Takeover Statute is or may become applicable to any of the Transactions, the parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to any of the Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary (including, in the case of the Company and the Company Board, grant all necessary approvals) so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, including all actions to eliminate or lawfully minimize the effects of such statute, regulation or provision in the Company’s memorandum and articles of association on the Merger and the other Transactions.

SECTION 6.15 SAFE Registration. The Company shall as soon as practicable after the date hereof, (a) use its commercially reasonable efforts to assist in the preparation of applications to SAFE by management members of the Company who are PRC residents for the registration of their respective holdings of Shares (whether directly or indirectly) in accordance with the requirements of SAFE Circular 75 (or any successor PRC Law, rule or regulation), including by promptly providing such management members with such information relating to the Company and its Subsidiaries as is required for such application, and (b) cause its Onshore Subsidiaries (to the extent applicable) to comply with the requirements of SAFE Circular 75 (or any successor PRC Law, rule or regulation) in all material respects.

ARTICLE VII

CONDITIONS TO THE MERGER

SECTION 7.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

(a) Shareholder Approval. The Requisite Company Vote shall have been obtained in accordance with the CICL and the Company’s memorandum and articles of association.

(b) No Injunction. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Injunction.

(c) Regulatory Approvals. (i) All Requisite Regulatory Approvals shall have been obtained and be in full force and effect; and (ii) all other regulatory approvals shall have been obtained and be in full force and effect, except where the failure to obtain such other regulatory approvals would not, individually or in the aggregate, (A) have a Company Material Adverse Effect or (B) prevent the consummation of any of the Transactions.

SECTION 7.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties. (i) Other than the representations and warranties of the Company contained in Sections 3.03(a), 3.03(f), 3.09(b) and 3.15(d)(v), the representations and warranties of the Company contained in this Agreement (disregarding for this purpose any limitation or qualification by “materiality” or “Company Material Adverse Effect” or any words of similar import set forth therein) shall be true and correct in all respects as of the date hereof and as of the Closing, as though made on and as of such date and time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except to the extent such failures to be true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; (ii) the representations and warranties set forth in Sections 3.09(b) and 3.15(d)(v) shall be true and correct in all respects as of the date hereof and as of the Closing, as though made on and as of such date and time; (iii) the representations and warranties set forth in Section 3.03(f) shall be true and correct in all but immaterial respects as of the date hereof and as of the Closing, as though made on and as of such date and time; provided, that the existence of any rights, agreements, arrangements or commitments (including, without limitation, any Company Share Awards) as described in Section 3.03(f) that (x) entitles holders thereof to an aggregate amount in excess of US$280,000 (whether in cash or Shares or other securities corresponding to such value) and (y) is not set forth on Section 3.03(b) of the Company Disclosure Schedule shall be deemed material for purposes of this Section 7.02(a)(iii); and (iv) the representations and warranties set forth in Section 3.03(a) shall be true and correct in all but de minimis respects as of the date hereof and as of the Closing, as though made on and as of such date and time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b) Agreements and Covenants. The Company shall have performed or complied (i) in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing (other than the agreements and covenants set forth in Sections 5.01(m) and 6.08(c)), and (ii) in all respects with the agreements and covenants set forth in Sections 5.01(m) and 6.08(c).

(c) Officer Certificate. The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the conditions specified in Sections 7.02(a) and 7.02(b).

(d) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing a Company Material Adverse Effect.

(e) No Enforcement Action. No (i) action by any Governmental Authority or (ii) formal recommendation of any action by any Governmental Authority shall be pending against the Company or any Senior Officer, under either case (i) or (ii), alleging bad faith conduct of any Senior Officer with respect to the Company or its shareholders, which conduct would reasonably be expected to cause such Senior Officer to be unsuitable to serve as a director or officer of a public company listed on any one internationally recognized stock exchange under applicable rules and regulations thereof.

(f) Minimum Cash Amount. The Company shall have delivered to Parent and Merger Sub, copies of bank statements or alternatively, other written evidence, in form and substance reasonably satisfactory to Parent, that (i) the aggregate amount standing to the credit of all of the Onshore Bank Designated Accounts and the Offshore Bank Designated Accounts is not less than the Facility B Required Balance, and (ii) the aggregate amount standing to the credit of all the Company Designated Accounts is not less than the equivalent of US$150,000,000 (determined using the prevailing exchange rate notified by Parent (as notified by Parent’s Debt Financing sources) at least three (3) Business Days prior to the Closing Date), which written evidence shall be certified as of the Closing Date as true and correct by the chief financial officer of the Company.

SECTION 7.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement (disregarding for this purpose any limitation or qualification by “materiality”) shall be true and correct in all material respects as of the date hereof and as of the Closing, as though made on and as of such date and time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except to the extent such failures to be true and correct, individually or in the aggregate, would not reasonably be expected to prevent the consummation of any of the Transactions.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c) Officer Certificate. Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of Parent, certifying as to the satisfaction of the conditions specified in Sections 7.03(a) and 7.03(b).

SECTION 7.04 Frustration of Closing Conditions. Prior to the Termination Date, none of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Article VII to be satisfied if such failure was caused by such party’s failure to act in good faith to comply with this Agreement and consummate the Transactions.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time only by action taken or authorized by (x) in the case of the Company, the Independent Committee, and (y) in the case of Parent, its Board of Directors, notwithstanding any requisite approval of this Agreement and the Transactions by the shareholders of the Company, as follows:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company, if:

(i) the Effective Time shall not have occurred on or before June 19, 2013 (such date as may be extended in accordance with this Section 8.01(b)(i), the “Termination Date”), which date may be extended at the written request of the Company or Parent to October 19, 2013 for the purpose of satisfying any condition for which the consent or approval of any Governmental Authority is being sought in accordance with this Agreement or the Transactions; provided that the right to terminate this Agreement pursuant to this Section 8.01(b)(i) shall not be available to any party if the circumstances described in this Section 8.01(b)(i) are primarily caused by such party’s failure to comply with its obligations under this Agreement; or

(ii) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Injunction; provided that the right to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall not be available to any party if the circumstances described in this Section 8.01(b)(ii) were primarily caused by such party’s failure to comply with its obligations under this Agreement; or

(iii) if the Requisite Company Vote is not obtained at the Shareholders’ Meeting or any adjournment thereof at which this Agreement has been voted upon;

(c) by the Company:

(i) upon a breach of any representation, warranty, covenant or agreement on the part of Parent and Merger Sub set forth in this Agreement, or if any representation or warranty of Parent and Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 7.03(a) or Section 7.03(b) would not be satisfied and such breach cannot be cured by Parent or Merger Sub by the Termination Date or if capable of being cured, shall not have been cured (x) within fifteen (15) days following receipt of written notice from the Company of such breach or (y) any shorter period of time that remains between the date the Company provides written notice of such breach and the Termination Date; provided, however, that, the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(c)(i) if the Company is then in material breach of any representations, warranties, covenants or other agreements hereunder; or

(ii) if prior to obtaining the Requisite Company Vote, (x) the Company Board shall have determined, in its good faith judgment upon the recommendation of the Independent Committee (upon advice by outside legal counsel), that failure to enter into a definitive agreement relating to a Superior Proposal would be reasonably likely to violate its fiduciary obligations under applicable Law, and shall have authorized the Company to enter into such definitive agreement, and (y) the Company has concurrently with the termination of this Agreement entered into, or immediately after termination of this Agreement, enters into, such definitive agreement; provided, that (A) such Superior Proposal did not result from any breach by the Company of its obligations under Section 6.04 and the Company has complied in all respects with the requirements of Section 6.04(c) (other than, in each case and in the aggregate, any de minimis non-compliance that does not adversely affect Parent or Merger Sub), and (B) the Company has complied in all respects with its obligations under Section 8.03(b) and pays in full the Company Termination Fee prior to or concurrently with taking any action pursuant to this Section 8.01(c)(ii), and any purported termination pursuant to this Section 8.01(c)(ii) shall be void and of no force or effect if the Company shall not have paid the Company Termination Fee; or

(iii) if all of the conditions to closing contained in Section 7.01 and Section 7.02 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing but subject to their satisfaction or waiver by the party having the benefit thereof) and Parent and Merger Sub have not received the proceeds of the Debt Financing, the Equity Financing or the Alternative Financing, as the case may be (other than as a result of the failure of the Company to timely satisfy its obligations under Section 6.07) on or prior to the date the Closing should have occurred pursuant to Section 1.02; provided that the Company has delivered to Parent an irrevocable commitment in writing that it is ready, willing and able to consummate the Closing during such period; provided, further, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.01(c)(iii) until the Termination Date, if the failure by Parent and Merger Sub to receive the proceeds of the Debt Financing or Alternative Financing is as a result of Fangda Partners having delivered a formal written opinion as to PRC Laws to the Debt Financing sources, that due to a change in applicable PRC Law (or change in implementation or interpretation thereof by the applicable PRC Governmental Authority) after the date hereof, the transactions pursuant to the SBLC Documents conflict with or constitute or result in a breach or violation of any PRC Law (a “Negative SBLC Opinion Event”); or

(d) by Parent:

(i) upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.02(a) or Section 7.02(b) would not be satisfied and such breach cannot be cured by the Company by the Termination Date or if capable of being cured, shall not have been cured (x) within fifteen (15) days following receipt of written notice from Parent of such breach or (y) any shorter period of time that remains between the date Parent provides written notice of such breach and the Termination Date; provided, that, with respect to a breach of the representation set forth in Section 3.15(d)(v), Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.01(d)(i) until the Termination Date, so long as such breach is reasonably capable of being cured prior to the Termination Date; provided, however, that, Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(d)(i) if either Parent or Merger Sub is then in material breach of any representations, warranties, covenants or other agreements hereunder; or

(ii) if a Company Triggering Event shall have occurred.

For purposes of this Agreement, a “Company Triggering Event” shall be deemed to have occurred if: (i) there shall have been a Change in the Company Recommendation; (ii) the Company Board shall have recommended publicly to the shareholders of the Company a Competing Transaction or shall have entered into any letter of intent, Contract, commitment or similar document with respect to any Competing Transaction (other than a confidentiality agreement entered into in compliance with Section 6.04(b)); (iii) the Company shall have failed to include in the Proxy Statement the Company Recommendation; or (iv) a tender offer or exchange offer by a Third Party for 20% or more of the outstanding Shares is commenced, and the Company Board fails to recommend against acceptance of such tender offer or exchange offer by its shareholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders).

SECTION 8.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto; provided, however, that the terms of Sections 6.12, 8.02, 8.03, 8.04, 8.05, 8.06 and Article IX shall survive any termination of this Agreement.

SECTION 8.03 Fees and Expenses. (a) Subject to Section 8.03(b), all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Transactions are consummated. “Expenses”, as used in this Agreement, shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts, financing sources and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing and filing of the Proxy Statement and the Schedule 13E-3 and the mailing or other dissemination of the Proxy Statement, the solicitation of shareholder approvals, the filing of any required notices under applicable Law and all other matters related to the closing of the Transactions.

(b) The Company agrees that:

(i) if the Company shall terminate this Agreement pursuant to Section 8.01(c)(ii); or

(ii) if Parent shall terminate this Agreement pursuant to Section 8.01(d)(i) (other than as a result of a failure of the representation and warranty in Section 3.09(b) or Section 3.15(d)(v) to be true and correct in all respects at the Closing) or Section 8.01(d)(ii); or

(iii) if (A) either Parent or the Company shall terminate this Agreement pursuant to Section 8.01(b)(i) or Section 8.01(b)(iii), (B) neither Parent nor Merger Sub shall have materially breached any of its representations, warranties or covenants under this Agreement, (C) at or prior to the time of termination of this Agreement, a Third Party shall have publicly disclosed a proposal or offer for a Competing Transaction, and (D) at any time prior to the date that is twelve (12) months after the date of such termination, the Company enters into a definitive agreement with respect to a Competing Transaction; provided, that for purposes of this Section 8.03(b)(iii), all references to “20%” in the definition of “Competing Transaction” shall be deemed to be references to “50%”;

then the Company shall, subject to the next sentence, pay or cause to be paid to Parent promptly (but in any event, except as required under Section 8.01(c)(ii), no later than two (2) Business Days after the first of such events shall have occurred) a fee of US$40,000,000 (the “Company Termination Fee”), by wire transfer of same day funds to one or more accounts designated in writing by Parent. In addition, if (x) either Parent or the Company shall terminate this Agreement pursuant to Section 8.01(b)(iii) under circumstances in which the Company Termination Fee is not then payable pursuant to Section 8.03(b)(iii), or (y) Parent shall terminate this Agreement pursuant to Section 8.01(d)(i) because the representation and warranty contained in Section 3.09(b) was not true and correct in all respects as of the date hereof, then in each case, the Company shall, within twenty (20) Business Days following receipt of an invoice therefor, reimburse Parent and Merger Sub for all of their reasonably documented Expenses incurred prior to such termination, which amount shall in no event exceed US$6,000,000 in the aggregate, by wire transfer of same day funds to one or more accounts designated in writing by Parent, regardless of the existence of circumstances which could require the Company thereafter to pay or cause to be paid to Parent a Company Terminate Fee pursuant to Section 8.03(b)(iii); provided, that in the event the Company shall be required to pay a Company Termination Fee pursuant to Section 8.03(b)(iii), the Company shall be entitled to credit the aggregate amount of Expenses of Parent and Merger Sub actually reimbursed by the Company to Parent (or an affiliate designated by Parent) pursuant to this Section 8.03(b) against the amount of such Company Termination Fee.

(c) Parent agrees that if the Company shall terminate this Agreement pursuant to Section 8.01(c)(i) or Section 8.01(c)(iii) (other than as a result of Parent’s failure to receive the proceeds of the Debt Financing as a result of the occurrence of a Negative SBLC Opinion Event), then Parent shall pay or cause to be paid to the Company promptly (but in any event no later than two (2) Business Days after the date of such termination) a fee of US$60,000,000 (the “Parent Termination Fee”), by wire transfer of same day funds to one or more accounts designated in writing by the Company.

(d) In the event that the Company shall fail to pay the Company Termination Fee, or Parent shall fail to pay the Parent Termination Fee, when due and in accordance with the requirements of this Agreement, the Company or Parent, as the case may be, shall reimburse the other party for all costs and expenses actually incurred or accrued by the other party (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.03, together with interest on such unpaid Company Termination Fee or Parent Termination Fee, as the case may be, commencing on the date that the Company Termination Fee or Parent Termination Fee, as the case may be, became due, at the prime rate established by the Wall Street Journal Table of Money Rates on such date plus 1.00%. Such collection expenses shall not otherwise diminish in any way the payment obligations hereunder.

(e) Each party acknowledges that (i) the agreements contained in this Section 8.03 are an integral part of the Transactions, (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee or Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 8.03(b) or Section 8.03(c) are not a penalty but rather constitute amounts akin to liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, and (iii) without the agreements contained in this Section 8.03, the parties hereto would not have entered into this Agreement.

SECTION 8.04 Limitations on Liabilities. (a) Notwithstanding anything to the contrary in this Agreement, except for an order of specific performance to the extent permitted by Section 9.07, the Company’s right to terminate this Agreement and receive the Parent Termination Fee pursuant to Section 8.03(c), and any amounts pursuant to Section 8.03(d) (if any), and the guarantee of such obligations pursuant to the Limited Guarantees, shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company, the Subsidiaries, the direct or indirect shareholders of the Company or any other person, or any of their respective affiliates, directors, officers, employees, members, managers, partners, representatives, advisors or agents (collectively, the “Company Group”) against (i) Parent, Merger Sub, the Sponsors and the Sponsor Guarantors, (ii) the former, current and future holders of any equity, partnership or limited liability company interest in, controlling persons, directors, officers, employees, agents, attorneys, affiliates, members, managers, general or limited partners, shareholder or, assignees of, each of Parent, Merger Sub, the Sponsors and the Sponsor Guarantors, (iii) any lender or prospective lender, lead arranger, arranger, agent or representative of or to Parent or Merger Sub, or (iv) any holders or future holders of any equity, share, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, affiliates, members, managers, general or limited partners, stockholders, assignees of any of the foregoing (all persons described in (i) to (iv), collectively, the “Parent Group”), for any and all loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement, any failure to perform hereunder or other failure of the Transactions to be consummated (in each case whether willfully, intentionally, unintentionally or otherwise). For the avoidance of doubt, neither Parent nor any member of the Parent Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions (including the Equity Commitment Letters) other than the payment of the Parent Termination Fee pursuant to Section 8.03(c), and any amounts pursuant to Section 8.03(d) (if any), and in no event shall any of the Company, the Subsidiaries, or any other member of the Company Group seek, or permit to be sought, on behalf of any member of the Company Group, any monetary damages from any member of the Parent Group in connection with this Agreement or any of the Transactions (including the Equity Commitment Letters), other than from Parent or Merger Sub to the extent provided in Section 8.03(c), and any amounts pursuant to Section 8.03(d) (if any), or the Sponsor Guarantors to the extent provided in the relevant Limited Guarantees, in each case without duplication. In no event shall any of the Company, the Subsidiaries or any other member of the Company Group be entitled to seek the remedy of specific performance of this Agreement other than as set forth in Section 9.07. For the avoidance of doubt, while the Company may pursue both a grant of specific performance as permitted by Section 9.07 and the payment of the Parent Termination Fee pursuant to Sections 8.03(c), and any amounts pursuant to Section 8.03(d) (if any), under no circumstances shall the Company be permitted or entitled to receive both such grant of specific performance and the payment of the Parent Termination Fee.

(b) Notwithstanding anything to the contrary in this Agreement, except for an order of specific performance to the extent permitted by Section 9.07, Parent’s right to terminate this Agreement and receive the Company Termination Fee pursuant to Section 8.03(b), and any amounts pursuant to Section 8.03(d) (if any), shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of any member of the Parent Group against any member of the Company Group (except for any obligations under agreements set forth in Section 4.09 of the Parent Disclosure Schedule), for any and all loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement, any failure to perform hereunder or other failure of the Transactions to be consummated (in each case whether willfully, intentionally, unintentionally or otherwise). For the avoidance of doubt, neither the Company nor any member of the Company Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions, other than the payment of the Company Termination Fee pursuant to Section 8.03(b), and any amounts pursuant to Section 8.03(d), if any, and pursuant to any obligations under agreements set forth in Section 4.09 of the Parent Disclosure Schedule, and in no event shall any of Parent or Merger Sub or any other member of the Parent Group seek, or permit to be sought, on behalf of any member of the Parent Group, any monetary damages from any member of the Company Group in connection with this Agreement or any of the Transactions, other than from the Company to the extent provided in Section 8.03(b) and any amounts pursuant to Section 8.03(d) (if any), and except for any obligations under agreements set forth in Section 4.09 of the Parent Disclosure Schedule. In no event shall any of Parent, Merger Sub, or any other member of the Parent Group be entitled to seek the remedy of specific performance of this Agreement other than as set forth in Section 9.07. For the avoidance of doubt, while Parent may pursue both a grant of specific performance as permitted by Section 9.07 and the payment of the Company Termination Fee pursuant to Section 8.03(b), and any amounts pursuant to Section 8.03(d) (if any), under no circumstances shall Parent be permitted or entitled to receive both such grant of specific performance and payment of the Company Termination Fee.

(c) The provisions of this Section 8.04 are intended to be for the benefit of, and shall be enforceable by, each member of the Parent Group and the Company Group.

SECTION 8.05 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval of this Agreement and the Transactions by the shareholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share (including Shares represented by ADSs) shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto. Notwithstanding the foregoing sentence, the parties acknowledge and agree that a new company to be incorporated in the Cayman Islands is expected to be the direct parent of Parent (holding 100% of the equity interests in Parent) and the direct wholly-owned subsidiary of Holdco prior to the Closing, in which case any references to Parent being a wholly-owned subsidiary of Holdco shall be modified accordingly.

SECTION 8.06 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time, except that the agreements set forth in Articles I and II, Sections 6.05 and 6.12, this Article IX and Section 2.04(i) of the Company Disclosure Schedule shall survive the Effective Time.

SECTION 9.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

if to Parent or Merger Sub, to:

Giovanna Parent Limited

Cricket Square

Hutchins Drive, P.O. Box 2681

Grand Cayman KY1-1111

Cayman Islands

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson

1601 Chater House

8 Connaught Road Central

Hong Kong

Attention: Douglas Freeman

Facsimile: +852-3760-3611

Email: douglas.freeman@friedfrank.com

Skadden, Arps, Slate, Meagher & Flom LLP

30th Floor, China World Office 2

1 Jianguomenwai Avenue

Beijing 100004, PRC

Attention: Peter Huang

Facsimile: +86 (10) 6535 5577

Email: peter.huang@skadden.com

if to the Company:

Focus Media Holding Limited
Unit No. 1, 20th Floor, The Centrium
60 Wyndham Street
Central, Hong Kong
Attention:	Kit Leong Low
Facsimile:	+852-3583-0082
Email:	kitlow@focusmedia.cn

with a copy to:

Simpson Thacher & Bartlett
35/F ICBC Tower
3 Garden Road
Central, Hong Kong
Attention:	Chris K.H. Lin
Kathryn King Sudol
Facsimile:	+1 (212) 455-2502
Email:	clin@stblaw.com
ksudol@stblaw.com

if to the Independent Committee:

Focus Media Holding Limited
Unit No. 1, 20th Floor, The Centrium
60 Wyndham Street
Central, Hong Kong
Attention:	Daqing Qi
Facsimile:	+852-3583-0082

with a copy to:

Kirkland & Ellis International LLP
c/o 26/F Gloucester Tower
The Landmark
15 Queen’s Road Central
Central, Hong Kong
Attention:	David Zhang
Jesse Sheley
Facsimile:	+852-3761-3301
Email:	david.zhang@kirkland.com
jesse.sheley@kirkland.com

SECTION 9.03 Certain Definitions.

(a) For purposes of this Agreement:

“Acceptable Bank” means:

(a) a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A- or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or A3 or higher by Moody’s Investors Service Limited or a comparable rating from an internationally recognized credit rating agency; or

(b) any other bank or financial institution approved by the Debt Financing sources as notified by the Parent.

“Active Subsidiary” means, (a) with respect to the Offshore Subsidiaries, each Offshore Subsidiary other than an Offshore Subsidiary that (i) does not trade (for itself or any other person), (ii) does not own, legally or beneficially, any material assets (including any Indebtedness owed to it), and (iii) is not subject to any material liabilities, and (b) with respect to the Onshore Subsidiaries, each Onshore Subsidiary that accounted for more than one percent (1%) of the net revenue or total operating expenses of the Company and its Subsidiaries on a consolidated basis during the nine-month period ended September 30, 2012.

“ADS Option” means each outstanding option award issued by the Company pursuant to the Share Incentive Plans that entitles the holder thereof to purchase one (1) ADS upon the vesting of such award.

“ADS RSU” means each outstanding restricted share award issued by the Company pursuant to the Share Incentive Plans that entitles the holder thereof to be issued one (1) ADS upon the vesting of such award.

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person. For the avoidance of doubt, prior to the Closing, the Company and its Subsidiaries, officers and directors are not affiliates of Parent, Merger Sub, the Sponsors or the Sponsor Guarantors.

“Agreement” has the meaning set forth in the Preamble, which shall, for the avoidance of doubt, include all annexes and schedules hereto.

“Applicable Anti-bribery Law” means any anti-bribery or anti-corruption laws, such as the United States Foreign Corrupt Practices Act, the PRC Law on Anti-Unfair Competition adopted on September 2, 1993, the Interim Rules on Prevention of Commercial Bribery issued by the PRC State Administration of Industry and Commerce on November 15, 1996, if applicable, and all other anti-bribery and anti-corruption laws to which the Company and its Subsidiaries are subject.

“beneficial owner”, “beneficially owned” or “beneficially owning”, with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York, Singapore and Hong Kong.

“Chairman Parties” means Jason Nanchun Jiang (the “Chairman”), JJ Media Investment Holding Limited, a British Virgin Islands company controlled by the Chairman, Target Sales International Limited, a British Virgin Islands company controlled by the Chairman, Top Notch Investments Holdings Ltd, a British Virgin Islands company controlled by the Chairman, and Target Management Group Limited, a British Virgin Islands company controlled by the Chairman.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Disclosure Schedule” means the disclosure schedule delivered to Parent and Merger Sub by the Company on the date hereof.

“Company Employee Plan” means any written plan, program, policy, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, share or share-related awards, fringe benefits or other employee benefits, that is or has been maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of any current or former employee, director, officer or independent contractor of the Company or its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has or may have any liability or obligation.

“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or would reasonably be expected to (a) be materially adverse to the business, condition (financial or otherwise), or results of operations of the Company and the Subsidiaries taken as a whole or (b) prevent or materially delay the consummation of the Transactions; provided, however, that in no event shall any of the following, either alone or in combination, constitute, or be taken into account in determining whether there has been, a “Company Material Adverse Effect”: (A) changes affecting the economic conditions or financial markets generally in any country or region in which the Company or any of its Subsidiaries conducts business; (B) changes in GAAP or any interpretation thereof after the date hereof, or to applicable Laws or the interpretation or enforcement thereof; (C) changes that are the result of factors generally affecting the industries in which the Company and its Subsidiaries operate; (D) changes affecting the financial, credit or securities markets in which the Company or any of its Subsidiaries operates, including changes in interest rates or foreign exchange rates; (E) effects resulting from the public announcement of the Transactions; (F) natural disasters, declarations of war, acts of sabotage or terrorism or armed hostilities, in each case occurring after the date hereof; or (G) actions taken (or omitted to be taken) at the request of Parent or Merger Sub; provided, further that events, circumstances, changes or effects set forth in clauses (A), (B), (C), (D) and (F) above shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred or reasonably would be expected to occur if and to the extent such events, circumstances, changes or effects individually or in the aggregate have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to the other participants in the industries and geographic markets in which the Company and its Subsidiaries conduct their businesses.

“Company Option” means, as applicable, an ADS Option or a Share Option.

“Company RSU” means, as applicable, an ADS RSU or a Share RSU.

“Company Share Award” means each Company Option and each Company RSU granted under the Share Incentive Plans.

“Confidentiality Agreements” means (i) the confidentiality agreements, dated as of August 29, 2012, between the Company and each of the Chairman and certain of the Sponsors, and (ii) the confidentiality agreement, dated as of October 17, 2012, between the Company and Fosun Industrial Holdings Limited, in each case, as such agreements may be amended from time to time.

“Contract” means any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities or the possession of voting power, as trustee or executor, by contract (including, without limitation, contractual arrangements similar to those provided by the Control Agreements) or credit arrangement or otherwise.

“Exercise Price” means, with respect to any Company Option, the exercise price per Share or the exercise price per ADS, as applicable, underlying such Company Option.

“First Tier Onshore Subsidiary” means any Onshore Subsidiary whose share capital is directly owned by one or more Offshore Subsidiaries.

“Governmental Authority” means any nation or government, any agency, self-regulatory body, public, regulatory or taxing authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or government or political subdivision thereof, in each case, whether foreign or domestic and whether national, supranational, federal, provincial, state, regional, local or municipal.

“Governmental Instrumentality” means any enterprise partially- or wholly owned or -controlled by a Governmental Authority.

“Governmental Official” means an official, employee, or representative of any Governmental Authority, Government Instrumentality, or public international organization.

“Indebtedness” means, with respect to any person, without duplication (a) all indebtedness of such person, whether or not contingent, for borrowed money, (b) all obligations of such person for the deferred purchase price of property or services, (c) all obligations of such person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such person under currency, interest rate or other swaps, and all hedging and other obligations of such person under other derivative instruments, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all obligations of such person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (g) all obligations, contingent or otherwise, of such person under acceptance, letter of credit or similar facilities, (h) all obligations of such person to purchase, redeem, retire, defease or otherwise acquire for value any share capital of such person or any warrants, rights or options to acquire such share capital, valued, in the case of redeemable preferred shares, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (i) all Indebtedness of others referred to in clauses (a) through (h) above guaranteed directly or indirectly in any manner by such person, and (j) all Indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Liens on property (including accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness.

“Indebtedness for Borrowed Money” means:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds (but not trade instruments), notes, debentures, loan stock or any similar instrument;

(d)	any obligation which, under GAAP, would be required to be treated as a finance lease or otherwise capitalised in the audited financial statements of that person, but only to the extent of that treatment (but excluding any cash expenditure arising from any operating lease or lease which, in accordance with GAAP, is treated as an operating lease;

(e)	liabilities associated with receivables sold or discounted (other than to the extent such receivables are sold on a non-recourse basis (except in respect of standard representations for such transactions) and meet any requirement for de-recognition under GAAP);

(f)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution (but not, in any case, any performance bonds, or advance payment bonds or documentary letters of credit issued in respect of the obligations of the Company or its Subsidiaries (which do not constitute Indebtedness for Borrowed Money) arising in the ordinary course of day to day business of the Company or that Subsidiary, as applicable);

(g)	any amount raised by the issue of shares which are redeemable (other than at the option of the issuer thereof) or (ii) otherwise classified as borrowings under GAAP;

(h)	any deferred payment in respect of the acquisition cost of any asset or service where such deferred payment is arranged primarily (i) as a method of raising finance and is treated as a borrowing in accordance with GAAP or (ii) in circumstances where the due date for payment is more than 180 days after the expiry of the period customarily allowed by the applicable supplier on its usual terms of business save where such payment deferral results from the delayed or non-satisfaction of contract terms by such supplier or from the contract terms (applicable to the acquisition of such asset or service) establishing payment schedules that are tied to total or partial contract completion and/or to the results of operational testing procedures;

(i)	the sale price of any asset to the extent paid by the person liable before the time of sale or delivery of such asset where such advance payment is arranged primarily as a method of raising finance;

(j)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under GAAP; and

(without double counting) the amount of any liability in respect of any guarantee for any of the items described (and subject to the limitations set out) in paragraphs (a) to (j) above.

“Injunction” means (i) any Law that has or would have the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger, which shall have become final and non-appealable, and (ii) solely for purposes of Section 8.01(b)(ii), any action by a Governmental Authority that causes or would cause a failure of the condition set forth in Section 7.02(e)(i) to be satisfied.

“Insolvent” means, with respect to any person (a) the present fair saleable value of such person’s assets is less than the amount required to pay such person’s total Indebtedness, (b) such person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (c) such person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature, or (d) such person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

“Intellectual Property” means (a) United States, non-United States and international patents, patent applications and statutory invention registrations, (b) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (c) copyrightable works, copyrights, and registrations and applications for registration thereof, and (d) confidential and proprietary information, including trade secrets and know-how.

“knowledge” means, with respect to the Company, the knowledge, after reasonable inquiry and investigation, of the individuals listed in Section 9.03(a) of the Company Disclosure Schedule, and with respect to any other party hereto (with respect to Parent, subject to Section 4.15 of the Parent Disclosure Schedule), the actual knowledge of any director of such party, in each case, after reasonable inquiry and investigation.

“Liens” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and Tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Management Rollover Agreements” means the rollover agreements, dated as of the date hereof, between Holdco and each of the Management Rollover Securityholders.

“Management Rollover Securityholders” means the persons listed on Section 9.03(a) of the Parent Disclosure Schedule.

“New SBLCs” means (i) the standby letter of credit (for an amount of RMB 756,000,000) issued by China Bohai Bank Guangzhou Branch on 26 November 2012 in favour of DBS Bank Ltd. Hong Kong Branch and confirmed by The Export-Import Bank of China at the request of Focus Media Culture Communication Co., Ltd., and (ii) the standby letter of credit (for an amount of RMB 756,000,000) issued by China Bohai Bank Guangzhou Branch on 22 November 2012 in favour of DBS Bank Ltd. Hong Kong Branch and confirmed by The Export-Import Bank of China at the request of Shanghai Focus Media Defeng Advertisement Co., Ltd.

“Offshore Dormant Subsidiary” means any Offshore Subsidiary that (x) does not trade (for itself or as agent for any person) and (y) does not own, legally or beneficially, any assets (including Indebtedness owed to it) the book value of which is US$100,000 or more.

“Onshore Subsidiary” means any Subsidiary incorporated within the PRC.

“Offshore Subsidiary” means any Subsidiary incorporated outside the PRC.

“Parent Disclosure Schedule” means the disclosure schedule delivered to the Company by Parent and Merger Sub on the date hereof.

“Permitted Liens” means (i) Taxes, assessments and other governmental levies, fees or charges imposed which are not yet due and payable, or which are being contested in good faith and by appropriate proceedings, (ii) mechanics liens and similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or any of its Subsidiaries or that secure a liquidated amount, that are being contested in good faith, (iii) zoning, building codes and other land use Laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the business thereon, (iv) easements, covenants, conditions, restrictions and other similar matters of record affecting title to such real property which do not or would not materially impair the use or occupancy of such real property in the operation of the business conducted thereon, (v) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions) between the Company and its Subsidiaries or otherwise granted to third parties in the ordinary course of business by the Company or its Subsidiaries, (vi) Liens imposed by applicable Law, (vii) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, (viii) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business, (ix) Liens arising in connection with the Control Agreements, (x) Liens arising in connection with the SBLC Documents and (xi) any other Liens that have been incurred or suffered in the ordinary course of business and that would not reasonably be expected to have a Company Material Adverse Effect.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Representatives” means, with respect to any party, such party’s officers, directors, employees, accountants, consultants, financial and legal advisors, agents and other representatives; provided, that with respect to Parent and Merger Sub, “Representatives” also shall include their financing sources.

“Rollover Agreements” means the rollover agreements, dated as of the date hereof, between Holdco and each of the Rollover Securityholders, including the Management Rollover Agreements.

“Rollover Securityholders” means the Chairman Parties, Fosun International Limited and the Management Rollover Securityholders.

“SAFE Circular 75” means the Notice Regarding Certain Administrative Measures on Financing and Inbound Investments by PRC Residents Through Offshore Special Purpose Vehicles issued by SAFE on October 21, 2005 and which became effective as of November 1, 2005, and any implementation, successor rule or regulation related thereto under the PRC law.

“SBLC Agreement” means the US$200,000,000 term loan facility agreement between DBS Bank Ltd., Hong Kong Branch and the Company, dated November 21, 2012.

“SBLC Consent and Amendment” means a consent and amendment agreement entered into by and among the Company, DBS Bank, Ltd., Hong Kong Branch and Merger Sub on the date hereof, with respect to the SBLC Agreement.

“SBLC Cash Pledge” means (i) the pledge of deposit made by (Focus Media Culture Communication Co., Ltd.) in favor of China Bohai Bank Guangzhou Branch, dated November 26, 2012, for an amount of RMB756,000,000, and (ii) two pledges of deposit made by (Shanghai Focus Media Defeng Advertisement Co., Ltd.) in favor of China Bohai Bank Guangzhou Branch, each dated November 22, 2012, for an amount of RMB 145,000,000 and RMB611,000,000, respectively.

“SBLC Documents” means, collectively, (a) two standby letter of credit agreements, dated November 22, 2012 and November 26, 2012, respectively, in favor of DBS Bank Ltd. Hong Kong Branch, including the confirmations by The Export-Import Bank of China, each for an amount not exceeding RMB800,000,000 dated November 22, 2012 and November 27, 2012, respectively, (b) the New SBLCs, (c) the SBLC Agreement, (d) the SBLC Consent and Amendment and the amendment and restatement of the SBLC Agreement entered into after the date hereof to document the terms of the SBLC Consent and Amendment, (e) the SBLC Cash Pledge and (f) the SBLC Intercreditor Agreement.

“SBLC Intercreditor Agreement” means an intercreditor agreement to be entered into among DBS Bank Ltd. Limited, Hong Kong Branch, the Company and the security agent (as defined therein) prior to Closing, substantially in the form set forth in Annex D hereto.

“SBLC Onshore Subsidiary” means collectively, (i) (Focus Media Culture Communication Co., Ltd.) and (ii) (Shanghai Focus Media Defeng Advertisement Co., Ltd.).

“Senior Officer” means each of the Chairman, Kit Low Leong, Yafang Tu and Chen Yan.

“Share Incentive Plans” means, collectively, the 2003 Employee Share Option Scheme, the 2005 Employee Share Option Plan, the 2006 Employee Share Option Plan, the 2007 Employee Share Option Plan, the 2010 Employee Share Option Plan and the 2013 Employee Share Option Plan, and all amendments and modifications thereto. “Share Incentive Plan” means any one of the foregoing plans.

“Share Option” means each outstanding option award issued by the Company pursuant to the Share Incentive Plans that entitles the holder thereof to purchase one (1) Share upon the vesting of such award.

“Share RSU” means each outstanding restricted share award issued by the Company pursuant to the Share Incentive Plans that entitles the holder thereof to be issued one (1) Share upon the vesting of such award.

“Social Security Benefits” means any social insurance, pension insurance benefits, medical insurance benefits, work-related injury insurance benefits, maternity insurance benefits, unemployment insurance benefits and public housing reserve fund benefits or similar benefits, in each case as required by any applicable Law or contractual arrangements.

“Sponsors” means, collectively, Giovanna Investment Holdings Limited, a Cayman Islands company, Gio2 Holdings Ltd, a Cayman Islands company, Power Star Holdings Limited, a Cayman Islands company, and State Success Limited, a British Virgin Islands company.

“Subsidiary”, with respect to a legal entity, (i) of which such party or any other Subsidiary of such party is a general or managing partner, (ii) the outstanding voting securities or interests of which, having by their terms ordinary voting power to elect a majority of the board of directors or other body performing similar functions with respect to such corporation or other organization, are directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries or (iii) of which such person controls through contractual arrangements similar to those provided by the Control Agreements.

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment (including withholding obligations imposed on employer/payer), social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.

“Third Party” means any person or “group” (as defined under Section 13(d) of the Exchange Act) of persons, other than Parent or the Company or any of their respective affiliates or Representatives.

“Unvested Company Option” means any Company Option that is not a Vested Company Option.

“Vested Company Option” means any Company Option that shall have become vested on or prior to the Closing Date in accordance with the terms of such Company Option.

(b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition

Action	§ 3.09
ADSs	§ 2.01(a)
Alternative Financing	§ 6.07(a)
Applicable Date	§ 3.07(a)
Chairman	9.03(a)
Chairman Parties	9.03(a)
Change in the Company Recommendation	§ 6.04(c)
CICL	Recitals
Closing	§ 1.02
Closing Date	§ 1.02
Company	Preamble
Company Board	Recitals
Company Designated Account	§ 6.07(e)
Company Group	§ 8.04(a)
Company Intellectual Property	§ 3.12
Company Recommendation	§ 3.04(b)
Company SEC Reports	§ 3.07(a)
Company Termination Fee	§ 8.03(b)
Company Triggering Event	§ 8.01(d)
Competing Transaction	§ 6.04(d)
Control Agreements	§ 3.15(a)(v)
Damages	§ 6.05(c)
Debt Commitment Letter	§ 4.05(a)
Debt Financing	§ 4.05(a)
Deposit Agreement	§ 2.06
Depositary	§ 2.06
Dissenter Rights	§ 2.03(a)
Dissenting Shareholders	§ 2.03(a)
Dissenting Shares	§ 2.03(a)
Effective Time	§ 1.03
Equity Commitment Letters	§ 4.05(a)

Defined Term	Location of Definition

Equity Financing	§ 4.05(a)
Exchange Act	§ 3.05(b)
Exchange Fund	§ 2.04(a)
Excluded Shares	§ 2.01(a)
Expenses	§ 8.03(a)
Facility B Required Balance	§ 6.07(d)
Financial Advisor	§ 3.04(c)
Financing Commitments	§ 4.05(a)
Financing	§ 4.05(a)
GAAP	§ 3.07(b)
Indemnified Parties	§ 6.05(b)
Independent Committee	Recitals
Injunction	§9.03(a)
Law	§ 3.05(a)
Leased Real Property	§ 3.11(b)
Limited Guarantee	Recitals
Major Customer	§ 3.16
Major Supplier	§ 3.16
Material Company Permits	§ 3.06(a)
Material Contracts	§ 3.15(a)
Merger	Recitals
Merger Consideration	§ 2.04(a)
Merger Sub	Preamble
Nasdaq	§ 3.05(b)
Negative SBLC Opinion Event	§ 8.01(c)(iii)
Notice of Superior Proposal	§ 6.04(c)
Onshore Bank Designated Account	§ 6.07(d)
Offshore Bank Designated Account	§ 6.07(d)
Operating Subsidiary	§ 3.15(a)(v)
Owned Real Property	§ 3.11(a)
Parent	Preamble
Parent Group	§ 8.04(a)
Parent Termination Fee	§ 8.03(c)
Paying Agent	§ 2.04(a)
Pending Strategic Transaction	§ 3.15(a)(iii)
Per ADS Merger Consideration	§ 2.01(a)
Per Share Merger Consideration	§ 2.01(a)
Plan of Merger	§ 1.03
PRC	§ 3.06(a)
Pre-Existing SBLCs	§ 3.15(d)
Pre-Existing SBLC Loans	§ 3.15(d)
Proxy Statement	§ 6.01(a)
RCA	§ 2.02(c)
Record ADS Holders	§ 6.02(a)
Required Information	§ 6.07(c)
Representatives	§ 9.03(a)
Requisite Company Vote	§ 3.04(a)
Requisite Regulatory Approvals	§ 3.05(b)

Defined Term	Location of Definition

Rollover Securities	Recitals
SAFE	§ 3.06(a)
SAIC	§ 3.06(a)
SAT	§ 3.06(a)
SBLC Loans	§ 3.15(d)
SEC	§ 3.05(b)
Securities Act	§ 3.07(a)
Share Certificates	§ 2.04(b)
Shareholders’ Meeting	§ 6.02(a)
Shares	§ 2.01(a)
Significant Joint Venture	§ 3.01(b)
Sponsor Guarantor	Recitals
Subsidiary	§ 9.03(a)
Superior Proposal	§ 6.04(e)
Surviving Corporation	§ 1.01
Takeover Statute	§ 3.18
Termination Date	§ 8.01(b)(i)
Transactions	Recitals
Uncertificated Shares	§ 2.04(b)
Voting Agreement	Recitals

SECTION 9.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 9.05 Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to (i) any affiliate of Parent or (ii) any persons providing the Financing pursuant to the terms thereof (including for purposes of creating a security interest herein or otherwise assign as collateral in respect of such Financing), provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

SECTION 9.06 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Sections 6.05 and 8.04 (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons); provided, however, that in no event shall any holders of Shares (including Shares represented by ADSs) or holders of Company Share Awards, in each case in their capacity as such, have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 9.07 Specific Performance. (a) The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof (including the other parties’ obligation to consummate the Transactions, subject in each case to the terms and conditions of this Agreement), including an injunction or injunctions to prevent breaches of this Agreement, in addition to any other remedy at law or equity. Each party hereby waives (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. If any party brings any Action to enforce specifically the performance of the terms and provisions hereof by any other party, the Termination Date shall automatically be extended by (x) the amount of time during which such Action is pending, plus twenty (20) Business Days or (y) such other time period established by the court presiding over such Action.

(b) Notwithstanding anything herein to the contrary, other than where the availability of this Section 9.07(b) is expressly disclaimed, the Company shall be entitled to seek an injunction, specific performance or other equitable relief to enforce Parent’s and Merger Sub’s rights to cause the Equity Financing to be funded and to consummate the Merger only in the event that each of the following conditions has been satisfied: (i) all of the conditions set forth in Section 7.01 and Section 7.02 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), and Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.02, (ii) the Debt Financing (or, if applicable, Alternative Financing) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, and (iii) the Company has irrevocably confirmed in a written notice delivered to Parent and Parent’s Debt Financing (or, if applicable, Alternative Financing) sources that if the Financing is funded, it would be ready, willing and able to consummate the Transactions. For the avoidance of doubt, in no event shall the Company be entitled to enforce or seek to enforce specifically Parent’s right to cause the Equity Financing to be funded or to consummate the Merger if the Debt Financing has not been funded (or will not be funded at the Closing even if the Equity Financing is funded at the Closing).

SECTION 9.08 Governing Law. This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof. Notwithstanding the foregoing the following matters arising out of or relating to this Agreement shall be construed, performed and enforced in accordance with the Laws of the Cayman Islands in respect of which the parties hereto hereby irrevocably submit to the nonexclusive jurisdiction of the courts of the Cayman Islands: the Merger, the vesting of the rights, property, choses in action, business, undertaking, goodwill, benefits, immunities and privileges, contracts, obligations, claims, debts and liabilities of the Merger Sub in the Company, the cancellation of the Shares, the rights provided in Section 238 of the CICL, the fiduciary or other duties of the Company Board and the board of directors of Merger Sub and the internal corporate affairs of the Company and Merger Sub. All Actions arising under the laws of the State of New York out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York, provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising under the laws of the State of New York out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

SECTION 9.09 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto hereby (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.09.

SECTION 9.10 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.11 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GIOVANNA PARENT LIMITED

By	/s/ Tom Mayrhofer
Name:	Tom Mayrhofer
Title:	Director

GIOVANNA ACQUISITION LIMITED

By	/s/ Tom Mayrhofer
Name:	Tom Mayrhofer
Title:	Director

Focus Media Holding Limited

By	/s/ Daqing Qi
Name:	Daqing Qi
Title:	FMCN Special Committee Chairman

ANNEX A

FORM PLAN OF MERGER